Exhibit 10.2

Execution Version

JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, New York 10179	BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, New York 10036	DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005

CONFIDENTIAL

November 8, 2018

CommScope Holding Company, Inc.

CommScope, Inc.

1100 CommScope Place, SE

Hickory, North Carolina 28602

Attention: Alexander W. Pease and Frank B. Wyatt, II

Project Aspen

Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMorgan”), Bank of America, N.A. (“Bank of America”) Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “MLPFS”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank AG Cayman Islands Branch (“DBCI” and, together with DBNY, “DB”) and Deutsche Bank Securities Inc. (“DBSI” and, together with JPMorgan, Bank of America, MLPFS and DB, “we,” “us” or, individually, a “Commitment Party” and, collectively, the “Commitment Parties”) that CommScope Holding Company, Inc., an entity incorporated under the laws of the State of Delaware (“Parent”), and CommScope, Inc., an entity incorporated under the laws of the State of Delaware and a wholly owned subsidiary of Parent (“CommScope” and, together with Parent, “you”), intend to acquire, directly or indirectly, all of the outstanding equity interests (a minimum of 90% of which must have been accepted in respect of any acquisition effected through a “Takeover Offer” (as defined below)) (the “Acquisition”) of an entity previously identified to us by you as “Aspen” (the “Target”), as contemplated by a Bid Conduct Agreement (together with all exhibits and schedules thereto, collectively, the “Acquisition Agreement”), whether implemented pursuant to a “Scheme” or a “Takeover Offer” (each as defined in the Acquisition Agreement). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, or the Summaries of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Loan Facility Term Sheet”), Exhibit C (the “ABL Facility Term Sheet”) and Exhibit D (the “Bridge Facility Term Sheet” and, collectively with the Term Loan Facility Term Sheet and the ABL Facility Term Sheet, the “Term

Sheets” or each, a “Term Sheet”; this commitment letter, the Transaction Description, the Term Sheets and the Summary of Additional Conditions attached hereto as Exhibit E, collectively, the “Commitment Letter”). All references to “dollars” or “$” in this Commitment Letter and the Fee Letter (as defined below) are references to U.S. dollars.

1. Commitments.

In connection with the Transactions, (i) JPMorgan is pleased to advise you of its commitment to provide 50% of the aggregate principal amount of each of the Credit Facilities (including, without limitation, any Term Loan Increase (as defined in the Fee Letter) and/or any Bridge Loan OID Increase), (ii) Bank of America is pleased to advise you of its commitment to provide 30% of the aggregate principal amount of each of the Credit Facilities (including, without limitation, any Term Loan Increase and/or any Bridge Loan OID Increase), (iii) DBNY is pleased to advise you of its commitment to provide 20% of the aggregate principal amount of each of the Term Loan Facility (including, without limitation, any Term Loan Increase) and the ABL Facility and (iv) DBCI is pleased to advise you of its commitment to provide 20% of the aggregate principal amount of the Bridge Facility (including, without limitation, any Bridge Loan OID Increase) (in such capacities, together with any other initial lender that becomes a party hereto pursuant to the first proviso in Section 2 hereof, the “Initial Lenders” and, each, an “Initial Lender”), in each case subject only to the satisfaction or waiver of the conditions referenced in Section 6 hereof.

2. Titles and Roles.

It is agreed that (i) each of JPMorgan, MLPFS and DBSI will act as a joint lead arranger for each of the Credit Facilities and the Term Loan Amendments (together with any other lead arranger appointed pursuant to this paragraph, each a “Lead Arranger” and, collectively, the “Lead Arrangers”), (ii) each of JPMorgan, MLPFS and DBSI will act as a bookrunner for each of the Credit Facilities and the Term Loan Amendments (together with any other joint bookrunners appointed pursuant to this paragraph, each a “Joint Bookrunner” and, collectively with the Lead Arrangers, the “Joint Bookrunners”), (iii) JPMorgan will act as administrative agent and collateral agent for the Term Loan Facility and if the Term Loan Amendments are obtained, continue to act as administrative and collateral agent under the Existing Term Loan Agreement (in such capacity, the “Term Administrative Agent”), (iv) JPMorgan will act as administrative agent and collateral agent for the ABL Facility (in such capacity, the “ABL Administrative Agent”) and (v) Bank of America will act as administrative agent for the Bridge Facility (in such capacity, the “Bridge Administrative Agent” and, together with the Term Administrative Agent and the ABL Administrative Agent, the “Administrative Agents”); provided that you agree that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC. It is further agreed that (a) JPMorgan shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the Term Loan Facility and the Term Loan Amendments with all other Joint Bookrunners listed in customary fashion as mutually agreed to by the Joint Bookrunners and you, (b) JPMorgan shall have “left side” designation and shall appear on the top left of any Information Materials and all other offering or marketing materials in respect of the ABL Facility with all other Joint Bookrunners listed in customary fashion as mutually agreed to by the Joint Bookrunners and you and (c) MLPFS shall have “left side” designation and shall appear on the top left of any Information Materials and all other offering or marketing materials in respect of the Bridge Facility with all other Joint Bookrunners listed in customary fashion as mutually agreed to by the Joint Bookrunners and you. You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter) will be required to be paid to any Lender (as defined below) expressly in order to obtain its commitment to participate in the Credit Facilities unless you and we shall so agree; provided that on or prior to the date that is 15 business days after the Countersign Date (as defined below), you may appoint additional lead arrangers and/or joint bookrunners for the Credit Facilities and award such lead arrangers and/or joint bookrunners additional agent or co-agent titles in a manner and with economics determined by you in consultation with the Lead Arrangers and Joint Bookrunners, as applicable; provided that (i) additional lead arrangers, joint bookrunners, agents or co-agents appointed after the date hereof shall receive no more than 18% of the aggregate economics of each of the Credit Facilities and (ii) no such additional lead arranger or joint bookrunner shall receive greater economics than any Lead Arranger and Joint Bookrunner party hereto on the date hereof (it being understood that, to the extent you appoint additional agents, co-agents, arrangers or bookrunners or confer other titles in respect of any Credit Facility, such financial institution or affiliates thereof shall commit to providing a percentage of the aggregate principal amount of each of the Credit Facilities (including any Term Loan Increase and/or any Bridge Loan OID Increase) at least commensurate with the economics and fees awarded to such financial institution and its affiliates, and upon the execution by such financial institution (and any relevant affiliate) of customary joinder documentation or an amendment to this Commitment Letter and the Fee Letter, such financial institution (and any relevant affiliate) shall assume a pro rata portion of the commitments across the Credit Facilities, and the commitments of the Initial Lender on the date hereof in respect of the Credit Facilities will be reduced by the amount of the commitments of such appointed entities (or their relevant affiliates) unless the Initial Lender otherwise consents in writing, and, thereafter, each such financial institution (and any relevant affiliate) shall constitute a “Commitment Party” and “Lead Arranger” or “Joint Bookrunner,” as applicable, hereunder and thereunder and it or its relevant affiliate providing such commitment shall constitute an “Initial Lender” hereunder and thereunder); provided further that any such appointed entity (or its affiliates) may commit to provide a percentage of the aggregate principal amount of the ABL Facility that is greater (but not less) than its pro rata portion of the commitments across the other Credit Facilities. We agree to promptly execute such customary joinder agreements and amendments to this Commitment Letter and the Fee Letter as you may reasonably request and that are reasonably acceptable to us in connection with your appointment rights pursuant to this Section 2.

3. Syndication.

The Joint Bookrunners reserve the right, prior to or after the Closing Date (as defined below), but subject to the limitations set forth herein, to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial Lenders, the “Lenders”) identified by the Joint Bookrunners in consultation with you and with your consent (which consent shall not be unreasonably withheld or delayed; provided that investment objectives, history of any proposed lenders or its affiliates and/or general strategic efforts, including relating to investment banking relationships, shall be a reasonable basis for you to withhold consent); provided further that (a) we agree not to syndicate our commitments to (i) your, the Target’s or your or its respective subsidiaries’ competitors specified to us by you in writing from time to time, (ii) certain banks, financial institutions, other institutional lenders and other entities, in each case, that have been specified to us by you in writing on or prior to the date hereof (and, which list may be updated (x) if after the date hereof, but prior to the Closing Date, with the consent (such consent not to be unreasonably withheld or delayed) of the Lead Arrangers holding a majority of the aggregate amount of outstanding financing commitments in respect of the Credit Facilities on the date hereof and (y) on and after the Closing Date, with respect to the Term Loan Facility, with the Term Administrative Agent’s consent and, with respect to the ABL Facility, with the ABL Administrative Agent’s consent (in each case, such consent not to be unreasonably withheld, conditioned or delayed)) and (iii) as to any entity referenced in each case of clauses (i) and (ii) above (the “Primary Disqualified Lender”), any of such Primary Disqualified Lender’s affiliates identified in writing to us from time to time or otherwise readily identifiable by name (it being agreed that the Borrower may withhold its consent (to the extent consent is required with respect to any such assignment) to any person that is known by it to be an affiliate of a Disqualified Lender regardless of whether such person is reasonably identifiable as an affiliate of such person on the basis of such affiliate’s name), but excluding (including with respect to the immediately preceding parenthetical) any affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Lender does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity (clauses (i), (ii) and (iii) above collectively, the “Disqualified Lenders”) and that no Disqualified Lenders may become Lenders (provided, that any additional designation permitted by the foregoing shall not apply retroactively to any prior assignment or participation to any Lender permitted hereunder at the time of such assignment) and (b) notwithstanding the Joint Bookrunners’ right to syndicate the Credit Facilities and receive commitments with respect thereto, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Credit Facilities on the date of the consummation of the Acquisition with the proceeds of the initial funding under the Credit Facilities (the date of such funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the Credit Facilities, including its commitments in respect thereof, until after the initial funding under the Credit Facilities on the Closing Date has occurred, (ii) no assignment or novation shall become effective (as between you and the Initial Lenders) with respect to all or any portion of any Initial Lender’s commitments in respect of the Credit Facilities until the initial funding of the Credit Facilities has occurred, (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding under the Credit Facilities on the Closing Date has occurred, and (iv) the Initial Lenders shall not assign prior to the Closing Date more than 49% of their aggregate commitments under the Bridge Facility unless you agree otherwise in writing; provided that the preceding clauses (i) through (iv) shall not apply to any reduction of commitments in connection with the appointment of any additional arranger, bookrunner, agent or co-agent pursuant to Section 2 above.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Credit Facilities and in no event shall the commencement or successful completion of syndication of the Credit Facilities constitute a condition to the effectiveness of the Facilities Documentation or the availability or funding of the

Credit Facilities on the Closing Date. In consultation with you, the Joint Bookrunners may commence syndication efforts with respect to the Credit Facilities promptly (taking into account the expected timing of the Acquisition) upon the execution by you of this Commitment Letter, and, as part of their syndication efforts, it is their intent to have Lenders commit to the Credit Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). Until the earlier of (i) the date upon which a Successful Syndication (as defined in the Fee Letter) is achieved and (ii) the date that is 30 days after the Closing Date (such earlier date, the “Syndication Date”), you agree to assist the Joint Bookrunners in completing a syndication that is reasonably satisfactory to us and you. Such assistance shall be limited to (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships and, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, the Target’s existing lending and investment banking relationships, (b) your providing direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of yours, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to facilitate such contact between appropriate members of senior management of the Target, on the one hand, and the proposed Lenders, on the other hand, to the extent practical and appropriate and not in contravention of the Acquisition Agreement), in all such cases at times mutually agreed upon, (c) your assistance (including the use of commercially reasonable efforts to cause the Target to assist to the extent practical and appropriate and not in contravention of the Acquisition Agreement) in the preparation of the Information Materials and other customary marketing materials to be used in connection with the syndication, (d) using your commercially reasonable efforts, with our assistance, to procure prior to or concurrent with the launch of syndication, at your expense, public ratings (but not specific ratings) for the Term Loan Facility, the Bridge Facility and the Notes from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and a public corporate credit rating and a public corporate family rating (but not specific ratings in either case) in respect of the Borrower after giving effect to the Transactions from each of S&P and Moody’s, respectively, (e) the hosting, with the Joint Bookrunners, of one meeting of prospective Lenders at a time and location to be mutually agreed upon (and your using commercially reasonable efforts to cause certain officers of the Target to be available for such meeting to the extent practical and appropriate and not in contravention of the Acquisition Agreement), (f) using your commercially reasonable efforts to ensure that the ABL Administrative Agent and its advisors and consultants shall have sufficient access to the Target and its subsidiaries to conduct a commercial finance audit examination and an inventory appraisal of the Target and its subsidiaries (to the extent not in contravention of the Acquisition Agreement), (g) using your commercially reasonable efforts to ensure that the ABL Administrative Agent shall have sufficient access to the Target and its subsidiaries to complete a field exam as promptly as practicable after the date hereof (to the extent not in contravention of the Acquisition Agreement) and (h) prior to the later of the Closing Date and the Syndication Date, there being no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of you or any of your subsidiaries (and to the extent practical and appropriate and not in contravention of the Acquisition Agreement, your using commercially reasonable efforts to ensure there are no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of the Target and its subsidiaries) being offered, placed or arranged (other than (1) the Credit Facilities and the Notes, (2) the Existing Term Loan Credit Agreement (as defined below), including the Existing Term Loan Amendment, (3)

replacements, extensions and renewals of your or your subsidiaries’ existing indebtedness or any existing indebtedness or other indebtedness of the Target and its subsidiaries permitted to be incurred pursuant to the Acquisition Agreement, (4) indebtedness in respect of which a fee is paid pursuant to the Fee Letter and (5) for the avoidance of doubt, the Preferred Equity) without the consent of the Joint Bookrunners, if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the Credit Facilities or the offering of the Notes (it being understood that your, the Target’s and your and the Target’s subsidiaries’ ordinary course debt, short-term working capital facilities and ordinary course capital leases, revolving credit facilities (including drawings under the Existing ABL Credit Agreement and the Existing Target Credit Agreement), purchase money and equipment financings will not materially and adversely impair the syndication of the Credit Facilities or the offering of the Notes). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the obtaining of the ratings referenced above nor the compliance with any of the other provisions set forth in this Commitment Letter (other than as set forth in Section 6 hereof or on Exhibit E) shall constitute a condition to the commitments hereunder or the funding of the Credit Facilities on the Closing Date. We acknowledge that the Target is not restricted from incurring debt or liens prior to the Closing Date, except as specifically set forth in the Existing Target Credit Agreement and Acquisition Agreement, and that prior to the Closing Date, the Target is obligated to assist you with respect to the Credit Facilities only to the extent set forth in the Acquisition Agreement. Your obligations under this Commitment Letter and the Fee Letter to use commercially reasonable efforts to cause the Target or its management to take (or to refrain from taking) any action will not require you to (a) take any legal action against the Target, its management or any other party under the Acquisition Agreement, (b) take any other action that is in contravention of the terms of the Acquisition Agreement or (c) terminate the Acquisition Agreement.

The Joint Bookrunners, in their capacities as such, will manage, in consultation with you, all aspects of any syndication of the Credit Facilities, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders (subject, in each case, to your consent rights set forth in the second preceding paragraph (including, for the avoidance of doubt, with respect to the allocation levels) and your appointment rights set forth in Section 2, and excluding Disqualified Lenders). To assist the Joint Bookrunners in their syndication efforts, you agree to promptly prepare and provide (and to use commercially reasonable efforts to cause, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, the Target to provide) to us all customary and reasonably available information with respect to you, the Target and each of your and its respective subsidiaries and the Transactions, including customary financial information and projections prepared by the Borrower and reasonably available to you (such projections, including financial estimates, forecasts and other forward-looking information, the “Projections”), as the Joint Bookrunners may reasonably request in connection with the structuring, arrangement and syndication of the Credit Facilities. For the avoidance of doubt, you will not be required to provide (i) any financial information (other than the financial statements referenced in numbered paragraphs 4 and 5 of Exhibit E hereto) concerning you or the Target that neither you nor the Target maintain in the ordinary course of business, (ii) any other information with respect to you or the Target not reasonably available to you or the Target under your or its current reporting systems, (iii) trade secrets or information to the extent that the provision thereof would violate any law, rule or regulation, binding agreement, fiduciary duty, or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by, you, the Target or any of your or the Target’s respective affiliates or (iv) any information to the extent that the provision thereof would impact the position taken in any consolidated, combined or unitary tax return filed by you, the Target or any of your or its subsidiaries or any of your or their respective predecessor entities, or affect in any way any of the foregoing’s obligation to file, or assertion that it is not obligated to file, any such tax return; provided that in the event that you do not provide information pursuant to clause (iii) in reliance on this sentence, you shall provide notice to the Joint Bookrunners that such information is being withheld and you shall use your commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege and none of the foregoing shall be construed to limit any of your, the Target’s or the Borrower’s representations and warranties set forth in Section 4 of this Commitment Letter (and any corresponding representation in the Information Memorandum or the Facilities Documentation, as applicable). Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Credit Facilities or as a condition to the commitment hereunder or funding of the Credit Facilities on the Closing Date shall be those required to be delivered pursuant to Exhibit E hereto, and the provision of other information contemplated by this paragraph shall not constitute a condition to the commitments hereunder or the funding of the Credit Facilities on the Closing Date.

You hereby acknowledge that (a) the Joint Bookrunners will make available Information (as defined below), the Projections and other customary offering and marketing material and presentations, including confidential information memoranda to be used in connection with the syndication of the Credit Facilities (the “Information Memorandum”) (such Information, Projections, other customary offering and marketing material and the Information Memorandum (all of which, when taken as a whole, shall be in form and substance consistent with confidential information memoranda and other marketing materials for your previous transactions, as modified to take into account the Transactions and updates with respect to you and your subsidiaries), collectively, with the Term Sheets, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders who may be engaged in investment and other market-related activities with respect to you or the Target or your or the Target’s respective securities that do not wish to receive material information with respect to you, the Target or your or their securities that is not publicly available or has not been made available to investors in connection with a Rule 144A or public offering of your or the Target’s securities (“MNPI”) (such Lenders each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”)).

At the reasonable request of the Joint Bookrunners, you agree to assist (and to use commercially reasonable efforts to cause, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, the Target to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Credit Facilities that does not include MNPI (all such information and documentation being “Public Information”) to be used by Public Siders. It is understood that in connection with your assistance described above, Parent (with respect to itself and its subsidiaries) and the Target (with respect to itself and its subsidiaries) shall provide us with customary authorization letters for inclusion in any Information Materials that authorize the distribution thereof to prospective Lenders and shall represent that the additional version of the Information Materials does not include any information that would be MNPI (other than information about the Transactions or the Credit Facilities) and the Information Materials shall exculpate you, the Target and us with respect to any liability related to the use or misuse of the contents of the Information Materials or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials, you agree to, at our reasonable request use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the Public Siders as containing solely “Public Information,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC,” you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any MNPI (it being understood that you shall not be under any obligation to mark any particular Information Materials “PUBLIC”). You agree that, unless expressly identified as “PUBLIC” or “Public Information,” each document to be disseminated by the Joint Bookrunners (or any other agent) to any Lender in connection with the Credit Facilities will be deemed to contain MNPI and we will not make any such materials available to Public Siders.

You acknowledge and agree that, subject to the confidentiality and other provisions of this Commitment Letter, the following documents may be distributed to both Private Siders and Public Siders (provided that such materials have been provided to you and your counsel for review a reasonable period of time prior thereto), unless you advise the Joint Bookrunners in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders: (a) administrative materials prepared by the Joint Bookrunners for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Credit Facilities’ terms and conditions and (c) drafts and final versions of the Term Loan Facility Documentation, the ABL Facility Documentation and the Bridge Facility Documentation (collectively, such final versions, the “Facilities Documentation”). If you so advise us in writing (including by email) that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials from the Joint Bookrunners without your consent. You will be solely responsible for the contents of the Information Memorandum and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

4. Information.

You hereby represent and warrant that, as to the Target and its subsidiaries and businesses, to the best of your knowledge, (a) all factual written information and written data (other than the Projections and other than information of a general economic or industry specific nature, the “Information”), that has been or will be made available to any Commitment Party by you or by any of your representatives on your behalf in connection with the Transactions contemplated hereby, when taken as a whole after giving effect to all supplements and updates provided thereto, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Commitment Parties by you or by any of your representatives on your behalf in connection with the Transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations were being made, at such time, then you will (and with respect to the Target and its subsidiaries, with respect to Information and Projections provided prior to the Closing Date, will use commercially reasonable efforts to) promptly supplement the Information and the Projections such that (with respect to Information and Projections provided prior to the Closing Date relating to the Target and its subsidiaries, to the best of your knowledge) such representations and warranties are correct in all material respects under those circumstances, it being understood in each case that such supplementation shall cure any breach of such representations and warranties. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, none of the making of the foregoing representations, any supplements thereto, or the accuracy of any such representations and warranties, whether or not cured, shall constitute a condition precedent to the availability of the commitments and obligations of the Initial Lenders hereunder or the funding of the Credit Facilities on the Closing Date. In arranging and syndicating the Credit Facilities, each of the Commitment Parties (i) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (ii) does not assume responsibility for the accuracy or completeness of the Information or the Projections.

5. Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Joint Bookrunners to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in the fee letter dated the date hereof and delivered herewith with respect to the Credit Facilities (the “Fee Letter”), if and to the extent payable. Once paid, such fees shall not be refundable under any circumstances except as otherwise expressly agreed in writing.

6. Conditions.

The commitments of the Initial Lenders hereunder to fund the Credit Facilities on the Closing Date and the agreements of the Joint Bookrunners to perform the services described herein are subject solely to (a) the conditions set forth in the immediately following paragraph, the conditions in the section entitled “Conditions to Initial Borrowing,” to the extent applicable, in Exhibit B hereto, solely in the case of the Term Loan Facility, the conditions in the section entitled “Conditions to Initial Borrowing,” to the extent applicable, in Exhibit C hereto, solely in the case of the ABL Facility, and the conditions set forth in the section entitled “Conditions to Initial

Borrowing” in Exhibit D hereto, solely in the case of the Bridge Facility, and (b) the conditions precedent set forth in Exhibit E hereto and, upon satisfaction (or waiver by the Commitment Parties) of such conditions and the conditions in the next succeeding paragraph, the initial funding of the Credit Facilities shall occur (except to the extent Notes are issued in lieu of the Bridge Facility or a portion thereof and the gross cash proceeds from the Notes are available to consummate the Transactions). There are no conditions (implied or otherwise) to the commitments hereunder, and there will be no conditions (implied or otherwise) under the Facilities Documentation to the initial funding of the Credit Facilities on the Closing Date, including compliance with the terms (but not the conditions) of this Commitment Letter, the Fee Letter and the Facilities Documentation, other than those that are expressly referred to in the immediately preceding sentence.

Subject to the Conditionality Provision (as defined below), in addition, the commitments of the Initial Lenders hereunder are subject to (a) the execution and delivery by the applicable Borrower and the Guarantors, as applicable, of, solely in the case of the Term Loan Facility, the Term Loan Facility Documentation, solely in the case of the ABL Facility, the ABL Facility Documentation, and solely in the case of the Bridge Facility, the Bridge Facility Documentation, in each case, consistent with CommScope Precedent (as defined below), as applicable and as modified in a manner consistent with this Commitment Letter, the applicable Term Sheet and Fee Letter and otherwise mutually agreed to be customary and appropriate for transactions of this type for you in the relevant market as described in the “Documentation & Defined Terms” paragraphs contained in Exhibit B hereto with respect to the Term Loan Facility Documentation, the “Documentation” paragraph contained in Exhibit C hereto with respect to the ABL Facility Documentation and the “Documentation” paragraph contained in Exhibit D hereto with respect to the Bridge Facility Documentation and (b) receipt of customary legal opinions, customary closing certificates, customary evidence of authorization and a solvency certificate of a senior financial officer of you or the Borrower in substantially the form of Annex I to Exhibit E hereto.

For purposes of this Commitment Letter, the Term Sheets and the Fee Letter, the definitive documentation shall be consistent with CommScope Precedent and “CommScope Precedent” shall mean the definitive documentation for (i) the Amended and Restated Credit Agreement, dated as of January 14, 2011 (as amended, restated, supplemented or otherwise modified from time to time (it being agreed that any amendment, waiver, modification or consent to such agreement after the date hereof (other than the Existing Term Loan Amendment) that is material and adverse to the interests of the Lenders or the Joint Bookrunners shall not be permitted without the prior written consent of the Joint Bookrunners), the “Existing Term Loan Credit Agreement”), in the case of the Term Loan Facility, or another precedent to be agreed by JPMorgan and you, (ii) the Revolving Credit and Guaranty Agreement, dated as of January 14, 2011 (as amended, restated, supplemented or otherwise modified from time to time (it being agreed that any amendment, waiver, modification or consent to such agreement after the date hereof that is material and adverse to the interests of the Lenders or the Joint Bookrunners shall not be permitted without the prior written consent of the Joint Bookrunners), the “Existing ABL Credit Agreement”), in the case of the ABL Facility, or another precedent to be agreed by JPMorgan and you, (iii) the indenture governing the 5.000% senior notes due 2027 issued by CommScope Technologies LLC on March 13, 2017 (the “CommScope Indenture”), in the case of the Bridge Facility, with changes to reflect the technical aspects of the Bridge Facility, and (iv) the CommScope Indenture, in the case of the Exchange Notes and the Notes; in each case, including all agreements and documents relating to such facilities and financings and amendments thereto, and with (a) modifications as are necessary to reflect the financing structure and the other terms set forth in this Commitment Letter, the Term Sheets and the Fee Letter and to give due regard to the model delivered by CommScope to the Lead Arrangers, the operational and strategic requirements of Parent and its subsidiaries (including as to the operational and strategic requirements of the Target and its subsidiaries) in light of their industries, businesses, geographic locations, business practices, financial accounting, proposed business plan, and the disclosure schedules to the Acquisition Agreement, (b) modifications to reflect the combined business and operations of Parent and its subsidiaries and the Target and its subsidiaries following the Acquisition, (c) modifications to reflect changes in law or accounting standards since the date of such precedent, (d) with respect to basket amounts and leverage-based thresholds and subject to clause (a), modifications to reflect the Closing Date leverage and consolidated EBITDA of CommScope and its subsidiaries relative to the respective amounts, thresholds and consolidated EBITDA for the borrower or issuer and its subsidiaries in the CommScope Precedent, including without limitation, in no event less than the amounts set forth in Annex II to Exhibit B hereto, and (e) modifications to reflect reasonable administrative and operational requirements of the applicable Administrative Agent. Without limiting the conditions precedent to funding provided herein, you and the Commitment Parties will cooperate with each other in coordinating the timing and procedures for funding the Credit Facilities in a manner consistent with the Acquisition Agreement.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations the making of which shall be a condition to the availability of the Credit Facilities on the Closing Date shall be (A) such of the representations made by the Target with respect to the Target and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliates party thereto) have the right (taking into account any applicable grace periods or cure provisions) to terminate your (or their respective) obligations under the Acquisition Agreement, or the right to decline to consummate the Acquisition, as a result of a breach of such representations in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) in the Facilities Documentation and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Credit Facilities on the Closing Date if the conditions set forth in this Section 6, solely in the case of the Term Loan Facility, in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto, solely in the case of the ABL Facility, in the section entitled “Conditions to Initial Borrowing” in Exhibit C hereto, solely in the case of the Bridge Facility, in the section entitled “Conditions to Initial Borrowing” in Exhibit D hereto, and in Exhibit E hereto are satisfied or waived (it being understood that, to the extent any lien search, insurance certificate or endorsement or security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interests in equity securities of the Borrower and its material, wholly owned domestic subsidiaries (to the extent required under the terms of Exhibit B, C or E and to the extent not held by the administrative or collateral agent under the Existing Target Credit Agreement as security thereunder; provided, however, to the extent such equity securities are so held as security under the Existing Target Credit Agreement, such administrative or collateral agent shall irrevocably be instructed to deliver such equity securities to the Term Administrative Agent as soon as possible following the Refinancing) and assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code; provided that stock certificates for the entities comprising the Target and its subsidiaries will only be required to be delivered on the Closing Date to the extent received from the Target after use of commercially reasonable efforts) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision of any lien search, insurance certificate or endorsement or the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but instead shall be required to be provided and/or delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the applicable Administrative Agent and the Borrower acting reasonably). Those matters that are not covered by or made clear under the provisions of this Commitment Letter, the Term Sheets or the Fee Letter are subject to the approval and agreement of the Joint Bookrunners and you; provided that such approvals and agreements shall be in a manner that is consistent with the Term Sheets and customary and appropriate for transactions of this type consistent with the “Documentation & Defined Terms” paragraph in Exhibit B hereto, in the case of the Term Loan Facility, the “Documentation” paragraph in Exhibit C hereto, in the case of the ABL Facility, and the “Documentation” paragraph in Exhibit D hereto, in the case of the Bridge Facility, and shall be subject to the Conditionality Provision. For purposes hereof, “Specified Representations” means the representations and warranties of the applicable Borrower, Parent, CommScope and the other Guarantors set forth in the Facilities Documentation relating to corporate or other organizational existence, power and authority, due authorization, execution and delivery (in each case, related to the entering into and performance of the Facilities Documentation by the Borrower, Parent, CommScope and the other Guarantors), Federal Reserve margin regulations, the Investment Company Act of 1940, use of proceeds not violating OFAC regulations, FCPA or certain other anti-corruption and sanctions laws or the PATRIOT Act (as defined below) and enforceability and no violation of, or conflict with organizational documents of the Borrower, Parent, CommScope and the other Guarantors, in each case, related to the entering into and performance of the Facilities Documentation, solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (with solvency to be defined in a manner consistent with the solvency certificate to be delivered in the form set forth in Annex I attached to Exhibit E hereto), and, subject to the provisions of this paragraph, creation, validity, perfection and priority of security interests in the Collateral (subject to permitted liens). This paragraph, and the provisions herein, shall be referred to as the “Conditionality Provision.”

7. Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Credit Facilities, you agree (a) to indemnify and hold harmless each Commitment Party, their respective affiliates and the respective officers, members, partners, directors, employees, agents, advisors, controlling persons and other representatives of each of the foregoing and their successors and permitted assigns (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented and invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with any claim, litigation, investigation or proceeding resulting from this Commitment Letter (including the Term Sheets), the Fee Letter, the Acquisition Agreement, the Transactions, the Credit Facilities or any use of the proceeds thereof (any of the foregoing, a

“Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors, the Target or any other third person, and to reimburse each such Indemnified Person upon demand for any reasonable and documented and invoiced out-of-pocket legal fees and expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) material to the interests of all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict retains its own counsel and informs you, of another firm of counsel for all similarly affected Indemnified Persons) (or otherwise as agreed by the Borrower) and other reasonable and documented and invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s controlled affiliates under this Commitment Letter, the Term Sheets or the Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claims against any Commitment Party in its capacity or in fulfilling its role as an Administrative Agent, arranger or any similar role under the Term Loan Facility, the ABL Facility or the Bridge Facility to the extent none of the exceptions in clauses (i) and (ii) of this proviso would apply) and (b) if the Closing Date occurs (except with respect to respect to reasonable and documented expenses reasonably related to field examinations, collateral audits and appraisals, which shall be reimbursed regardless of whether the Closing Date occurs), to reimburse the Commitment Parties from time to time, upon presentation of a summary statement, for all reasonable and documented and invoiced out-of-pocket expenses, expenses reasonably related to field examinations, collateral audits and appraisals, syndication expenses, travel expenses and reasonable documented and invoiced fees, disbursements and other charges of counsel to each Administrative Agent identified in the Term Sheets and of a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict retains its own counsel and informs you, of another firm of counsel for all similarly affected Indemnified Persons) and of such other counsel retained with your prior written consent (which consent shall not be unreasonably withheld or delayed) or retained in connection with enforcement of this Commitment Letter or the Fee Letter, in each case incurred in connection with the Credit Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”). You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us, including without limitation, fees paid pursuant hereto or the Fee Letter. The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person. Each Indemnified Person shall be severally obligated to refund or return any and all amounts paid by you under this Section 7 to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with your written consent or if there is a judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7.

Notwithstanding any other provision of this Commitment Letter or the Fee Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of, or a material breach of the obligations under this Commitment Letter, the Term Sheets or the Fee Letter by, such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees, agents, advisors, controlling persons or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of we, you (or your subsidiaries) the Investors, the Target (or its subsidiaries) or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Credit Facilities and the use of proceeds thereunder), or with respect to any activities related to the Credit Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation; provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations to the extent set forth in the third immediately preceding paragraph.

It is further agreed that the Initial Lenders shall be severally liable in respect of their respective commitments to the Credit Facilities on a several, and not joint, basis with any other Initial Lender, and no Initial Lender shall be responsible for the commitment of any other Initial Lender.

8. Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Target and your and its respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or their respective affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their respective affiliates of services for other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that none of the Commitment Parties or their respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, certain of the Commitment Parties may be full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Target and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Target or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Target and you. You agree that the Commitment Parties will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you and the Target, your and their respective equity holders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and their affiliates, on the one hand, and you, on the other hand, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, the Target, your and their management, equity holders, creditors, affiliates or any other person, (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Target on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that neither we nor any of our affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction and you are responsible for making your own independent judgment with respect to the transactions contemplated hereby and the process leading thereto. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services in connection with the services provided pursuant to this Commitment Letter, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto. You agree not to assert, to the fullest extent permitted by law, any claims you may have against us or our affiliates (in our capacity as the Commitment Parties hereunder) for breach of fiduciary duty or alleged breach of fiduciary duty arising out of this Commitment Letter and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equity holders, employees or creditors.

In addition, please note that J.P. Morgan Securities LLC has been retained by you as M&A advisor (in such capacity, the “M&A Advisor”) to you in connection with the Acquisition. You agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the M&A Advisor and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

9. Confidentiality.

You agree that you will not disclose the Fee Letter and the contents thereof or this Commitment Letter, the Term Sheets, the other exhibits and attachments hereto and the contents of each thereof to any person or entity without prior written approval of the Joint Bookrunners (such approval not to be unreasonably withheld, conditioned or delayed), except (a) to the Investors (or potential Investors), and to your and any of the Investors’ (or potential Investors’) officers, directors, agents, employees, attorneys, accountants, advisors or controlling persons and to actual and potential co-investors who are informed of the confidential nature hereof and thereof (and, in each case, each of their attorneys) on a confidential and need-to-know basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation to inform us promptly thereof prior to disclosure); provided that you may disclose (i) this Commitment Letter (but not the Fee Letter, the disclosure of which is governed by clauses (iv) and (vi) below) and the contents hereof to the Target, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders (and each of their attorneys), on a confidential and need-to-know basis, (ii) this Commitment Letter and its contents (but not the Fee Letter) in any syndication or other marketing materials in connection with the Credit Facilities, in any offering memoranda, private placement memoranda or other marketing materials relating to the Notes or in connection with any public release or filing relating to the Transactions, (iii) this Commitment Letter, the Term Sheets and the other exhibits and annexes to this Commitment Letter, and the contents thereof, to potential Lenders, and their respective officers, directors, agents, employees, attorneys, accountants or advisors (but not the Fee Letter; provided that disclosure of the Fee Letter to such potential Lenders and their respective officers, directors, agents, employees, attorneys, accountants or advisors shall be permitted to the extent in contemplation of adding such Lenders as additional agents, co-agents, arrangers or bookrunners pursuant to Section 2 hereof) and to rating agencies in connection with obtaining ratings for the Borrower and the Credit Facilities and Notes, (iv) the aggregate fee amounts contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Credit Facilities and/or the Notes or in any public release or filing relating to the Transactions, including in any filings made with the U.S. Securities and Exchange Commission or The NASDAQ Global Select Market, (v) this Commitment Letter and its contents (but not the Fee Letter) to the extent that such information becomes publicly available other than by reason of improper disclosure by you or your officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or actual co-investors in violation of any confidentiality obligations hereunder, (vi) to the extent portions thereof addressing fees payable to the Commitment Parties and/or the Lenders, pricing caps, economic flex terms and other economic terms have been redacted in a customary manner, you may disclose the Fee Letter and the contents thereof, in each case, to the Target, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders (and each of their attorneys), on a confidential and need-to-know basis and (vii) this Commitment Letter and the Fee Letter to the extent necessary in connection with the enforcement of your rights hereunder.

The Commitment Parties and their affiliates will use all information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Parties and their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the advice of counsel (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority)), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates or any of their respective members, partners, officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents, advisors, controlling persons and other representatives (the “Related Parties”) thereto in violation of any confidentiality obligations owing to you, the Investors, the Target or any of your or their respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Investors, the Target or any of your or their respective affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Parties without the use of any such confidential information, (f) to the Commitment Parties’ affiliates and to its and their respective employees, legal counsel, independent auditors, professionals and other experts or agents (collectively, the “Representatives”) who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential (provided that such Commitment Party shall be responsible for the compliance of its controlled affiliates and Representatives with the provisions of this paragraph), (g) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to Parent or any of its subsidiaries, subject to the proviso below, (h) for purposes of establishing a “due diligence” defense in connection with any proceeding related to the offering of the Notes, (i) to ratings agencies, in connection with obtaining the ratings described in Section 3 hereof, in consultation and coordination with you or (j) to the extent you shall have consented to such disclosure in writing; provided that (x) the disclosure of any such information to any Lender or prospective Lender or participant or prospective participant referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of the Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of the recipient to access such information and (y) no such disclosure shall be made by such Commitment Party to any Disqualified Lender. The Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Facilities Documentation upon the initial funding thereunder. Notwithstanding anything to the contrary, this paragraph shall automatically terminate on the second anniversary hereof.

10. Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than in connection with the syndication of the Credit Facilities as contemplated hereunder (but subject to the limitations set forth in Section 3 hereto)), in each case, without the prior written consent of each other party hereto (which consent shall not be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are, and are intended to be, solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and do not, and are not intended to, confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of the Commitment Parties hereunder. It is further acknowledged and agreed that MLPFS may, without notice to you, assign its rights and obligations under this Commitment Letter and the Fee Letter to any other registered broker-dealer wholly owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related business may be transferred following the date hereof. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile, scan, photograph or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto), together with the Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to the commitments relating to the Credit Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Credit Facilities and set forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY; provided, however, that (a) the interpretation of the definition of Company Material Adverse Effect (as defined in the Acquisition Agreement) (and whether or not a Company Material Adverse Effect has occurred, including for purposes of the conditions to funding the Credit Facilities), (b) the determination of the accuracy of any Specified Acquisition Agreement Representations and whether as a result of any inaccuracy of any Specified Acquisition Agreement Representation there has been a failure of a condition to funding the Credit Facilities and (c) the determination of whether the Acquisition (as defined in the Acquisition Agreement) has been consummated and whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement shall, in each case, be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

Each Commitment Party severally and not jointly represents and warrants that this Commitment Letter and the Fee Letter constitute its legally valid and binding obligation (except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally), including (i) to provide services set forth herein and fund its commitment under the Credit Facilities and (ii) to negotiate in good faith the Facilities Documentation in a manner consistent with this Commitment Letter, in each case, enforceable in accordance with their terms and subject only to the conditions precedent as provided herein in Section 6, subject to the Conditionality Provision. You represent and warrant that this Commitment Letter and the Fee Letter constitute your legally valid and binding obligations (except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally), enforceable against you in accordance with their terms; provided that nothing contained in this Commitment Letter or the Fee Letter obligates you or any of your affiliates to consummate Transactions or to draw upon all or any portion of the Credit Facilities.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in the City of New York, and any such appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any such New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and the requirements of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers, beneficial ownership and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act or the Beneficial Ownership Regulation, as applicable. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

The indemnification, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, syndication (if applicable), absence of fiduciary relationships, information and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Syndication Date and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to the Credit Facilities hereunder (or any portion thereof with respect to any Credit Facility, pro rata for the Initial Lenders’ commitments with respect to such Credit Facility), in whole or in part, at any time subject to the provisions of the preceding sentence; provided, that if any such Initial Lender at any time would qualify as a “Defaulting Lender” under such definition in the CommScope Precedent, you may terminate such Initial Lender’s commitments with respect to the Credit Facilities on a non-pro rata basis and/or replace the commitments of such Initial Lender in accordance with the provisions of Section 2 of this letter, but without giving regard to the time limitations and pro rata decrease of commitments set forth therein.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Commitment Parties executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on November 8, 2018 (the date that you return such executed counterparts, the “Countersign Date”). The Initial Lenders’ commitments and the obligations of the Joint Bookrunners hereunder will expire at such time in the event that we (or our legal counsel) have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter, we agree to hold our commitment available for you until the earliest of (such earliest date being the “Termination Date”) (i) five business days (as defined in the Acquisition Agreement) after the Long Stop Termination Date (as defined in the Acquisition Agreement as in effect on the date hereof and as may be extended in accordance with the Acquisition Agreement as in effect on the date hereof), (ii) the Closing Date, (iii) the termination of the Acquisition Agreement in accordance with its terms without the funding of the Credit Facilities and (iv) the consummation of the Acquisition without the funding of the Credit Facilities. Upon the occurrence of the Termination Date, this Commitment Letter and the commitments of each of the Commitment Parties hereunder and the agreement of the Joint Bookrunners to provide the services described herein shall automatically terminate unless each of the Commitment Parties (each, as to itself) shall, in their discretion, agree to an extension in writing.

[Signature Pages Follow]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Inderjeet Singh Aneja
Name:	Inderjeet Singh Aneja
Title:	Vice President

[Project Aspen Commitment Letter Signature Page]

BANK OF AMERICA, N.A.

By:	/s/ Vikas Singh
Name:	Vikas Singh
Title:	Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Vikas Singh
Name:	Vikas Singh
Title:	Director

[Project Aspen Commitment Letter Signature Page]

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Nikko Hayes
Name:	Nikko Hayes
Title:	Managing Director

By:	/s/ Alvin Varughese
Name:	Alvin Varughese
Title:	Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Nikko Hayes
Name:	Nikko Hayes
Title:	Managing Director

By:	/s/ Alvin Varughese
Name:	Alvin Varughese
Title:	Director

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:	/s/ Nikko Hayes
Name:	Nikko Hayes
Title:	Managing Director

By:	/s/ Alvin Varughese
Name:	Alvin Varughese
Title:	Director

[Project Aspen Commitment Letter Signature Page]

Accepted and agreed to as of

the date first above written:

COMMSCOPE HOLDING COMPANY, INC.

By:	/s/ Alexander W. Pease
	Name:	Alexander W. Pease
	Title:	Executive Vice President and Chief Financial Officer

COMMSCOPE, INC.

By:	/s/ Alexander W. Pease
	Name:	Alexander W. Pease
	Title:	Executive Vice President and Chief Financial Officer

[Project Aspen Commitment Letter Signature Page]

EXHIBIT A

Project Aspen

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Parent and CommScope intend to consummate the Acquisition pursuant to the Acquisition Agreement.

In connection with the foregoing, it is intended that:

(a) Pursuant to the Acquisition Agreement, Parent and/or CommScope will consummate the Acquisition and the other transactions described therein or related thereto.

(b) CommScope shall seek an amendment (or multiple amendments) (the “Existing Term Loan Amendment”) to the Existing Term Loan Credit Agreement (as amended by the Existing Term Loan Amendment, hereinafter referred to as the “Amended Term Loan Credit Agreement”), which Existing Term Loan Amendment shall (i) implement the amendments described in clauses (a) and (b) on Annex I to this Exhibit A prior to the Closing Date (the “Pre-Acquisition Term Loan Amendments”) and (ii) make certain other amendments described in clauses (c) and (d) on Annex I to this Exhibit A, which amendments will become effective immediately after the Acquisition is consummated (such amendments, the “Closing Date Term Loan Amendments, and together with the Pre-Acquisition Term Loan Amendments, the “Term Loan Amendments”).

(c) The Borrower (as such term is defined in Exhibit B to the Commitment Letter) will obtain (i) a $5,500 million senior secured incremental term loan facility, as described in Exhibit B to the Commitment Letter (the “New Term Loan Facility”), under the Amended Term Loan Credit Agreement, and (ii) if the Pre-Acquisition Term Loan Amendments are not obtained prior to the Closing Date, an additional amount of term loans that, net of original issue discount (“OID”) and any other fees payable in connection with the incurrence thereof, is sufficient to repay and replace in full the aggregate principal amount of term loans outstanding under the Existing Term Loan Credit Agreement on the Closing Date (the “Backstop Term Loan Facility,” and together with the New Term Loan Facility, the “Term Loan Facility”); it being understood that the Commitment Parties are committing to provide the entirety of the Term Loan Facility (including the Backstop Term Loan Facility).

(d) The Borrower (as such term is defined in Exhibit C to the Commitment Letter) will obtain a $750 million asset-based revolving credit facility, as described in Exhibit C to the Commitment Letter (the “ABL Facility”).

(e) The Borrower (as such term is defined in Exhibit D to the Commitment Letter) will, at its option (i) issue and sell senior unsecured notes (the “Notes”) in a Rule 144A or other private placement on or prior to the Closing Date yielding $1,000 million in gross cash proceeds and/or (ii) if and to the extent that less than $1,000 million of gross cash proceeds is received from Notes issued on or prior to the Closing Date, or, if funded prior to the Closing Date into escrow arrangements, to the extent that the gross cash proceeds of such Notes are not available to consummate the Transactions, borrow up to $1,000 million of senior unsecured bridge loans (less the gross cash proceeds received by the Borrower from the Notes issued on or prior to the Closing Date, the proceeds of which, if funded prior to the Closing Date into escrow arrangements, are available to consummate the Transactions), plus, at the Borrower’s option pursuant to the Bridge Facility Term Sheet, the amount of any Bridge Loan OID Increase related to such borrowings (the “Initial Bridge Loans”), under a senior unsecured credit facility described in Exhibit D to the Commitment Letter (the “Bridge Facility” and, together with the Term Loan Facility and the ABL Facility, the “Credit Facilities”).

(f) Parent will issue shares of convertible preferred equity securities on terms substantially consistent with those previously described to the Initial Lenders or other equity or equity-linked securities reasonably acceptable to the Initial Lenders (the “Preferred Equity”) to certain investors (the “Investors”) yielding $1,000 million in gross cash proceeds to Parent;

(g) All existing third-party indebtedness for borrowed money of (i) CommScope and its subsidiaries under the Existing ABL Credit Agreement and, to the extent the Pre-Acquisition Term Loan Amendments are not obtained prior to the Closing Date, the Existing Term Loan Credit Agreement and (ii) the Target and its subsidiaries under that certain Credit Agreement, dated as of March 27, 2013, by and among the Target, the other parties from time to time party thereto and Bank of America, N.A., as administrative agent (as amended, restated, amended and restated, extended, supplemented or otherwise modified prior to the date hereof, the “Existing Target Credit Agreement”), in each case of clauses (i) and (ii), will be repaid, redeemed, repurchased, defeased, discharged, refinanced or terminated (or notice for the repayment or redemption thereof will be given to the extent accompanied by any prepayments or deposits required to defease, terminate and satisfy and discharge in full the obligations under any related indentures or notes), and all related guarantees and security interests will be terminated and released substantially concurrently with the initial funding of the Credit Facilities (or arrangements for such termination and release reasonably satisfactory to the Administrative Agents shall have been made) (the “Refinancing”).

(h) The proceeds of the Notes (if any), the Credit Facilities (to the extent borrowed on the Closing Date) and the Preferred Equity, together with cash on hand, will be applied (i) to pay the purchase price in connection with the Acquisition, (ii) to pay the fees, costs and expenses incurred in connection with the Transactions and (iii) to effect the Refinancing (the amounts set forth in clauses (i) through (iii), collectively, the “Acquisition Costs”).

The transactions described above (including the payment of Acquisition Costs) are collectively referred to herein as the “Transactions.”

ANNEX I

to EXHIBIT A

Project Aspen

Summary of Term Loan Amendments

The Existing Term Loan Amendment shall contain, and the Lead Arrangers shall seek to obtain the requisite consents for, the following amendments to the Existing Term Loan Credit Agreement pursuant to the Existing Term Loan Amendment:

(a)	provide for all amendments necessary to allow for the Transactions;

(b)

provide the ability for CommScope and its subsidiaries to incur additional indebtedness in the form and amounts set forth in this Commitment Letter (or in such other form or amount determined by the Lead Arrangers and CommScope in lieu thereof);

(c)

amend and restate the Existing Term Loan Credit Agreement to provide for the terms and provisions set forth on Exhibit B for the Term Loan Facility (other than those which expressly relate to the Term B-1 Facility);

(d)

provide for all amendments necessary to allow for the issuance on terms substantially consistent with those previously described to the Initial Lenders as of the date hereof of the Preferred Equity to the Investors and the payment of dividends thereon; and

(e)	such other amendments as to which the Lead Arrangers and CommScope shall agree.

A-I-1

EXHIBIT B

Project Aspen

Term Loan Facility

Summary of Principal Terms and Conditions1

Borrower:	CommScope and/or a wholly owned direct or indirect domestic subsidiary of CommScope (the “Borrower”).

Transaction:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agent:	JPMorgan will act as sole administrative agent and sole collateral agent for a syndicate of banks, financial institutions and other entities (excluding any Disqualified Lender and subject to the reasonable approval of the Borrower) (together with the Initial Lenders, the “Term Lenders”), and will perform the duties customarily associated with such roles.

Joint Lead Arrangers and Joint Bookrunners:	JPMorgan, MLPFS and DBSI will act as joint lead arrangers and joint bookrunners for the Term Loan Facility (together with any additional entities appointed pursuant to Section 2 of the Commitment Letter) and will perform the duties customarily associated with such roles; provided that you agree that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC.

Bank Facilities:	A senior secured first-lien term loan facility (the “New Term Loan Facility”) in an aggregate principal amount of $5,500 million (the loans thereunder, the “New Term Loans”), and if the Pre-Acquisition Term Loan Amendments are not obtained prior to the Closing Date, an additional amount of aggregate principal amount of term loans that, net of OID and any other fees payable in connection with the incurrence thereof, is sufficient to repay and replace in full the term loans outstanding under the Existing Term Loan Credit Agreement on the Closing Date (the “Backstop Term Loan Facility,” and together with the New Term Loan Facility, the “Term Loan Facility”) (the loans thereunder, the “Term Loans”).

[1]	All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the exhibits thereto.

To the extent the Pre-Acquisition Term Loan Amendments are obtained, the Term Loan Facility shall be comprised of two tranches: (1) tranche B-1, representing the term loans under the Existing Term Loan Credit Agreement, as modified by the Term Loan Amendments (the “Term B-1 Facility”), and (2) tranche B-2, representing the New Term Loans (the “Term B-2 Facility”).

Incremental Term Loan Facility:	The Term Loan Facility Documentation (as defined below) will permit the Borrower to add one or more incremental term loan facilities to the Term Loan Facility and/or to increase any existing term loan facility (any such new facility or increase, an “Incremental Term Loan Facility”) in an aggregate principal amount for all such increases and incremental facilities not to exceed the sum of:

(x) the greater of $1,900 million and 100% of consolidated EBITDA as of the most recently ended four fiscal quarter period for which financial statements are available (and after giving effect to any acquisition consummated concurrently therewith and all other appropriate pro forma adjustment events) (the “Fixed Incremental Amount”);

(y) an unlimited amount, so long as on a pro forma basis after giving effect to the incurrence of any such Incremental Term Loan Facility (and after giving effect to any acquisition consummated concurrently therewith and all other appropriate pro forma adjustment events but without giving effect to the cash proceeds of such Incremental Term Loan Facility then being incurred), (1) with respect to indebtedness secured by the Collateral on a pari passu lien basis with the Term Loans, the First Lien Leverage Ratio (as defined below) is equal to or less than 3.50:1.00 or, if incurred in connection with a permitted acquisition or investment, the First Lien Leverage Ratio does not increase; (2) with respect to indebtedness secured by the Collateral on a junior lien basis to the Term Loans, the Senior Secured Leverage Ratio (as defined below) is equal to or less than 4.00:1.00 or, if incurred in connection with a permitted acquisition or investment, the Senior Secured Leverage Ratio does not increase; and (3) with respect to unsecured indebtedness, (x) the Total Leverage Ratio is equal to or less than 6.50:1.00 or, if incurred in connection with a permitted acquisition or investment, the Total Leverage Ratio does not increase or (y) the Fixed Charge Coverage Ratio (to be defined consistent with CommScope Precedent but with changes to limit the interest component of fixed charges to cash interest) is not less than 2.00 to 1.00 or, if incurred in connection with a permitted acquisition or investment, the Fixed Charge Coverage Ratio does not decrease (the “Ratio Incremental Amount”); and

(z) an amount equal to all voluntary prepayments, repurchases and/or cancellations (in an amount equal to the principal amount of the loans so repaid) of Term Loans (including any Incremental Term Loan Facility) not made with the proceeds of any long-term indebtedness (excluding, for the avoidance of doubt, proceeds of any revolving credit facility (including the ABL Facility)) (the “Prepay Incremental Amount”);

it being understood that (A) at the Borrower’s option, the Borrower shall be deemed to have used capacity under Ratio Incremental Amount (to the extent compliant therewith) before capacity under the Fixed Incremental Amount and Prepay Incremental Amount, and capacity under the Prepay Incremental Amount shall be deemed to be used before capacity under the Fixed Incremental Amount, (B) loans may be incurred under clauses (x), (y) and (z) above, and proceeds from any such incurrence under clauses (x), (y) and (z) above, may be utilized in a single transaction or series of related transactions by, at the Borrower’s option, first calculating the incurrence under clause (y) above (without inclusion of any amounts to be utilized pursuant to clause (x) or (z)) and then calculating the incurrence under clause (z) above (without inclusion of any amounts to be utilized pursuant to clause (x)), as applicable and (C) in the event that any incremental loans or commitments (or a portion thereof) incurred under the Fixed Incremental Amount or the Prepay Incremental Amount subsequently meets the criteria of indebtedness incurred under the Ratio Incremental Amount, the Borrower, in its sole discretion, at such time may divide and classify any such indebtedness as indebtedness incurred under the Ratio Incremental Amount, and the Fixed Incremental Amount or Prepay Incremental Amount, as the case may be, shall be deemed to be increased by the amount so reclassified; provided that solely for the purpose of calculating the First Lien Leverage Ratio, Senior Secured Leverage Ratio or Total Leverage Ratio to determine the availability under the Incremental Term Loan Facility at the time of incurrence, any cash proceeds from an Incremental Term Loan Facility and/or Incremental Equivalent Debt (as defined below) being incurred at such test date in calculating such First Lien Leverage Ratio, Senior Secured Leverage Ratio or Total Leverage Ratio shall be excluded.

In addition:

(i) the Borrower may appoint any Person to arrange such Incremental Term Loan Facility and provide such arranger any titles with respect to such Incremental Term Loan Facility as it deems appropriate;

(ii) the Term Administrative Agent (in its respective capacities as both administrative agent and collateral agent) shall not be required to execute, accept or acknowledge any incremental joinder documentation; provided, that the Term Administrative Agent shall receive prior written notice of such incremental joinder documentation;

(iii) no existing Term Lender will be required to participate in any such Incremental Term Loan Facility without its consent;

(iv) no event of default under the Term Loan Facility would exist immediately after giving effect thereto (except in connection with permitted acquisitions or investments, where no payment or bankruptcy event of default shall be the standard and which shall be subject to the Measuring Compliance provisions set forth herein);

(v) (x) the maturity date of any such Incremental Term Loan Facility shall be no earlier than the later of the Term B-2 Facility maturity date and the latest maturity date of the then outstanding Term Loan Facility; provided, that (1) bridge financings, escrow or other similar arrangements, the terms of which provide for an automatic extension of the maturity date thereof, subject to customary conditions, to a date that is not earlier than the latest maturity date of the then outstanding Term Loan Facility (“Extendable Bridge Loans”) and (2) up to the greater of $1,900 million and 100% of consolidated EBITDA as of the most recently ended four fiscal quarter period for which financial statements are available (the “Inside Maturity Basket”) in the aggregate of Incremental Term Loan Facilities (including, for the avoidance of doubt, increases to the Term B-1 Facility), Refinancing Term Facilities (as defined below) and/or Refinancing Notes (as defined below) may have a maturity date that is earlier than the latest maturity date of the then outstanding Term Loan Facility (but not the Term B-1 Facility) ; and (y) the weighted average life of such Incremental Term Loan Facility shall be no shorter than the then longest remaining weighted average life of the then outstanding Term Loan Facility; provided, that indebtedness incurred under Extendable Bridge Loans and the Inside Maturity Basket may have a weighted average life to maturity that is shorter than the then longest remaining weighted average life of the then outstanding Term Loan Facility (but not the Term B-1 Facility);

(vi) the Incremental Term Loan Facility will have the same guarantees as, and if secured, shall be secured on a pari passu basis or junior basis by the same Collateral securing, the Term Loan Facility;

(vii) the currency, interest rate margins and OID or upfront fees (if any), interest rate floors (if any) and (subject to clause (v) above) amortization schedule applicable to any Incremental Term Loan Facility shall be determined by the Borrower and the lenders thereunder; provided that if the All-in Yield (as defined below) of any syndicated floating rate Incremental Term Loan Facility in the form of term loans that are incurred using either (i) the Fixed Incremental Amount or the Prepay Incremental Amount or (ii) the Ratio Incremental Amount, as selected by the Borrower prior to the launch of general syndication, and is pari passu in right of payment and secured on a pari passu basis exceeds the All-in Yield of any applicable Term Loan Facility of a like currency with the proposed Incremental Term Loan Facility by more than 75 basis points, the applicable interest rate margins of each applicable Term Loan Facility of a like currency with such proposed Incremental Term Loan Facility shall be increased to the extent necessary so that the All-in Yield on such applicable Term Loan Facility is 75 basis points less than the All-in Yield on such Incremental Term Loan Facility; provided that this clause (vii) shall not be applicable to any Incremental Term Loan Facility that (clauses (1) through (4), collectively, the “MFN Exceptions”) (1) is incurred more than six months after the Closing Date, (2) if the Borrower elects to apply this clause (vii) to the Ratio Incremental Amount, is in an aggregate amount equal to or less than the greater of $1,900 million and 100% of consolidated EBITDA as of the most recently ended four fiscal quarter period for which financial statements are available (such amount, the “MFN Basket Exception”), (3) matures at least two years after the maturity date in respect of the latest maturity date of the then outstanding Term Loan Facility (the “MFN Maturity Exception”) or (4) is incurred in connection with an acquisition or investment permitted under the Term Loan Facility Documentation (the “MFN Acquisition Exception”) (this clause (vii), the “MFN Provision”);

(viii) any Incremental Term Loan Facility that is secured on a pari passu basis with the Term Loan Facility may share ratably (or on a lesser basis but not on a greater than pro rata basis) with respect to any mandatory prepayments of the Term Loan Facility (other than mandatory prepayments resulting from a refinancing of any facility which may be applied exclusively to the facility being refinanced) and any other Incremental Term Loan Facility may only be subject to mandatory prepayment provisions, if any, that are customary for the relative ranking; and

(ix) except as otherwise specified above, any Incremental Term Loan Facility shall be on terms and pursuant to documentation to be agreed between the Borrower and the applicable lenders providing the Incremental Term Loan Facility; provided further that to the extent such terms and documentation are not consistent with the Term Loan Facility (except to the extent permitted above), such terms (if favorable to the existing Lenders) shall be, in consultation with the Term Administrative Agent, incorporated into the Term Loan Facility Documentation for the benefit of all existing Term Lenders without further amendment requirements, including, for the avoidance of doubt, at the option of the Borrower, any increase in the applicable interest rate margin relating to the existing Term Loan Facility to bring such applicable interest rate margin in line with the Incremental Term Loan Facility to achieve fungibility with such existing Term Loan Facility. Except as expressly stated above (which are in all respects subject to the Measuring Compliance provisions set forth below), the Term Loan Facility Documentation will not include any financial test with respect to the Incremental Term Loan Facility.

The Borrower may seek commitments in respect of the Incremental Term Loan Facility from existing Term Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders or investors who will become Term Lenders in connection therewith (each, an “Additional Term Lender”).

The Term Loan Facility will permit the Borrower to utilize availability under the Incremental Term Loan Facility to issue loans or notes that are (at the option of the Borrower) unsecured or secured by the Collateral on a pari passu or junior basis (“Incremental Equivalent Debt”); provided that such Incremental Equivalent Debt (i) consisting of term loans that are incurred using the Ratio Incremental Amount and that are pari passu in right of payment with the Term Loan Facility and secured on a pari passu basis with the Term Loan Facility shall be subject to the MFN Provision with respect to Term Loan Facility of a like currency as though such term loans were an Incremental Term Loan Facility, (ii) does not mature prior to the latest final stated maturity of, or have a shorter weighted average life than, loans under the existing Term Loan Facility (excluding the Term B-1 Facility); provided that Incremental Equivalent Debt (other than Extendable Bridge Loans) up to an amount equal to the Inside Maturity Basket and Extendable Bridge Loans will not be required to comply with this clause (ii) (so long as they do not mature earlier than the Term B-1 Facility), (iii) has covenants and defaults no more restrictive (excluding pricing and optional prepayment and redemption terms), when taken as a whole, than those under the Term Loan Facility (except for covenants or other provisions (x) applicable only to periods after the latest final maturity of the Term Loan Facility, (y) as are incorporated into the Term Loan Facility Documentation for the benefit of all existing Lenders (which may be accomplished without further amendment voting requirements) or (z) that reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower in good faith) (it being understood that (A) no Incremental Equivalent Debt in the form of term loans or notes shall include any financial maintenance covenants, but that customary cross-acceleration provisions may be included and (B) any negative covenants with respect to indebtedness, investments, liens or restricted payments shall be incurrence-based, (iv) does not require mandatory prepayments to be made except to the extent required to be applied first pro rata

(or greater than pro rata) to the Term Loan Facility and any first lien secured Incremental Equivalent Debt, (v) to the extent secured, shall not be secured by any lien on any asset that is not part of the Collateral, (vi) shall not be guaranteed by any person other than the Borrower or a Guarantor, and (vii) to the extent secured, shall be subject to intercreditor terms reasonably agreed between the Borrower, the arranger of the Incremental Equivalent Debt and the Term Administrative Agent. Notwithstanding the foregoing, the Term Loan Facility Documentation will contain provisions permitting any financial institution to serve as arranger for any Incremental Term Loan Facility.

Refinancing Facilities:	The Term Loan Facility Documentation will permit the Borrower to refinance (including by extending the maturity) loans under the Term Loan Facility or loans or commitments under any Incremental Term Loan Facility from time to time, in whole or part, with one or more new term loan facilities (each, a “Refinancing Term Facility”), respectively, under the Term Loan Facility Documentation with the consent of the Borrower, the Term Administrative Agent and the institutions providing such Refinancing Term Facility or with one or more additional series of senior unsecured notes or senior secured notes that will be secured by the Collateral on a pari passu basis with the Term Loan Facility or second lien secured notes and, if secured, will be subject to customary intercreditor arrangements reasonably satisfactory to the Term Administrative Agent (any such notes, “Refinancing Notes”); provided that:

(i) any Refinancing Term Facility or Refinancing Notes do not mature, or have a weighted average life to maturity, earlier than the final maturity, or shorter than the weighted average life to maturity, of the loans under the Term Loan Facility being refinanced; provided that any Refinancing Term Facility or Refinancing Notes (other than Extendable Bridge Loans) up to an amount equal to the Inside Maturity Basket, or Refinancing Notes in the form of Extendable Bridge Loans, will not be required to comply with this clause (i);

(ii) any Refinancing Notes are not subject to any amortization prior to final maturity and are not subject to mandatory redemption or prepayment (except customary asset sales or change of control provisions);

(iii) the other terms and conditions of such Refinancing Term Facility or Refinancing Notes (excluding pricing and optional prepayment or redemption terms) are substantially identical to, or (when taken as a whole) less favorable to the investors providing such Refinancing Term Facility or Refinancing Notes, as applicable, than, those applicable to the Term Loan Facility being refinanced (each as determined by the Borrower in good faith) (except for covenants or other provisions (x) applicable only to periods after the latest final maturity date of the Term Loan Facility existing at the time of such refinancing, (y) as are incorporated into the Term Loan Facility Documentation for the benefit of all existing Lenders (which may be accomplished without further amendment requirements) or (z) that reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower in good faith) (it being understood that any negative covenants with respect to indebtedness, investments, liens or restricted payments shall be incurrence-based);

(iv) the proceeds of such Refinancing Term Facilities or Refinancing Notes, as applicable, shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding loans under the applicable Term Loan Facility being so refinanced and the payment of fees, expenses and premiums, if any, payable in connection therewith;

(v) to the extent secured, any such Refinancing Term Facility or Refinancing Notes shall not be secured by any lien on any asset that does not also secure the Term Loan Facility; and

(vi) Refinancing Term Facilities and Refinancing Notes may not be guaranteed by any person other than a Borrower or Guarantor.

Purpose:	The proceeds of borrowings under the Term Loan Facility will be used by the Borrower on the Closing Date, together with the proceeds from the incurrence of the Bridge Facility and/or the Notes, the proceeds from borrowings under the ABL Facility to be funded on the Closing Date with respect to the Term Loan Facility, the proceeds from the Preferred Equity and cash on hand, to pay the Acquisition Costs and, if the Pre-Acquisition Term Loan Amendments are not obtained prior to the Closing Date, to refinance the term loan facility under the Existing Term Loan Credit Agreement.

Availability:	The Term Loan Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Loan Facility that are repaid or prepaid may not be reborrowed except as set forth under the heading “Incremental Term Loan Facility” with respect to voluntary prepayments that may increase the capacity for incurring Incremental Term Loan Facilities or Incremental Equivalent Debt.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	During the continuance of a payment or bankruptcy event of default, with respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans (as defined in Annex I hereto) plus 2.00% per annum and in each case, shall be payable on demand (such rate, the “Default Rate”).

Final Maturity and Amortization:	The Term Loan Facility will mature on the date that is 7 years after the Closing Date; provided that if the Pre-Acquisition Term Loan Amendments are obtained, the Term B-1 Facility shall mature on the date set forth in the Existing Term Loan Credit Agreement. The Term Loan Facility will amortize in equal quarterly installments, commencing with the last day of the second full fiscal quarter ending after the Closing Date (or, in the case of any Term B-1 Facility, on terms consistent with the Existing Term Loan Credit Agreement), in aggregate annual amounts equal to 1% of the original principal amount of the Term Loan Facility, with the balance payable on the maturity date therefor. In each case, the Term Loan Facility Documentation shall provide the right for individual Term Lenders under the Term Loan Facility to agree to extend the maturity date of all or a portion of the outstanding Term Loan Facility (which may include, among other things, an increase in the interest rate payable with respect to such extended Term Loan Facility, with such extension not subject to any financial test or “most favored nation” pricing provision) upon the request of the Borrower and without the consent of any other Term Lender; it being understood that each Term Lender under the applicable tranche or tranches that are being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Term Lender in such tranche or tranches; provided that it is understood that no existing Term Lender will have any obligation to commit to any such extension.

Guarantees:	All obligations of the Borrower (the “Borrower Term Obligations”) under the Term Loan Facility and, at the option of the Borrower, under any interest rate protection or other swap or hedging arrangements (other than any obligation of any Guarantor to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof)), and cash management arrangements entered into with a Term Lender, the Term Administrative Agent or any affiliate of a Term Lender or the Term Administrative Agent as of the Closing Date (or who becomes a Term Lender or an affiliate thereof within 45 days of the Closing Date) or at the time of entering into such arrangements (or who becomes a Term Lender or an affiliate thereof within 45 days thereof) and designated by the Borrower as “Hedging/Cash Management Arrangements” (“Hedging/Cash Management Arrangements”) will be unconditionally guaranteed jointly and severally on a senior secured first-lien basis (the “Term Guarantees”) by Parent and, subject to certain exceptions, each existing and subsequently acquired or organized direct or indirect restricted subsidiary of Parent (the “Guarantors”); provided that Guarantors shall not include, (a) unrestricted subsidiaries, (b) immaterial subsidiaries (to be defined in a manner consistent with CommScope Precedent), (c) any subsidiary that is prohibited or restricted by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or at the time of acquisition thereof after the Closing Date (and not entered into in contemplation of such acquisition), in each case, from guaranteeing the Term Loan Facility or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Term Guarantee unless such consent, approval, license or authorization has been received, (d) not-for-profit subsidiaries, if any, (e) any non-United States subsidiary of the Borrower or any Guarantor, (f) any “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code, as amended

(the “Code”) (a “CFC”) and any direct or indirect subsidiary of a CFC, (g) any subsidiary of Parent, substantially all of the assets of which consist of equity interests and/or indebtedness in one or more CFCs (a “CFC Holdco”) and/or one or more other CFC Holdcos, and any direct or indirect subsidiary of a CFC Holdco, (h) certain special purpose entities, (i) any restricted subsidiary acquired pursuant to an acquisition permitted under the Term Loan Facility Documentation financed with secured indebtedness permitted to be incurred pursuant to the Term Loan Facility Documentation as assumed indebtedness (and not incurred in contemplation of such acquisition) and any restricted subsidiary thereof that guarantees such indebtedness, in each case to the extent and for so long as such secured indebtedness prohibits such subsidiary from becoming a Guarantor, (j) any entity to the extent a guarantee by such entity would reasonably be expected to result in material adverse tax consequences as reasonably determined by the Borrower, (k) captive insurance subsidiaries and (l) certain other subsidiaries as set forth in the Term Loan Facility Documentation.

Notwithstanding the foregoing, additional subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the Term Administrative Agent reasonably agree that the cost or other consequences of providing such a guarantee is excessive in relation to the value afforded thereby.

Security:	Subject to the limitations set forth below in this section and subject to the Conditionality Provision and the Intercreditor Agreement, the Borrower Term Obligations, the Term Guarantees and, at the option of the Borrower, the Hedging/Cash Management Arrangements, will be secured by: (a) a perfected first-priority (subject to applicable permitted liens) pledge of the equity securities of the Borrower, each Guarantor (other than Parent) and of each direct, restricted subsidiary (other than immaterial subsidiaries) of the Borrower and of each subsidiary Guarantor (which pledge, in the case of voting equity interests in any CFC or any CFC Holdco, shall be limited to no more than 65% of the voting equity interests in such subsidiary (and for the avoidance of doubt, none of the equity interests of any direct or indirect subsidiary of a CFC or CFC Holdco) (provided that except as set forth below, any such pledge of the equity securities of a subsidiary organized under laws other than the United States or any state thereof shall not be required to be perfected under the laws of their jurisdiction of organization) and (b) perfected first-priority (subject to permitted liens and to the extent not constituting ABL Priority Collateral (as defined below)) security interests in, and mortgages on, substantially all tangible and intangible personal property and material fee-owned real property of any Borrower or subsidiary Guarantor organized under the laws of the United States (or any state thereof) (including but not limited to accounts receivable, inventory, equipment, general intangibles (including contract rights), investment property, intellectual property, material intercompany notes and proceeds of the foregoing) and (c) perfected second-priority security interests in the ABL Priority Collateral (as defined in Exhibit C to the Commitment Letter) (the items described in clauses (a) and (b) above, but excluding the Excluded Assets (as defined below), the “Cash Flow Priority Collateral” and, together with the ABL Priority Collateral, the “Collateral”).

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) (A) any fee-owned real property with a fair market value of less than the amount indicated on Annex II hereto (with all required mortgages being permitted to be delivered post-closing), (B) any portion of fee-owned real property that contains improvements located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” and (C) all real property leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters); (ii) motor vehicles and other assets subject to certificates of title to the extent a lien thereon cannot be perfected by filing a UCC financing statement; (iii) pledges and security interests prohibited by applicable law, rule or regulation; (iv) after giving effect to the applicable anti-assignment provisions of the UCC, equity interests in any person other than the Borrower and wholly owned restricted subsidiaries to the extent not permitted by the terms of such person’s organizational documents or joint venture documents; (v) assets to the extent a security interest in such assets would result in material adverse tax consequences (including as a result of any law or regulation in any applicable jurisdiction similar to Section 956 of the Code) as reasonably determined by the Borrower; (vi) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; (vii) those assets as to which the Term Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Term Lenders of the security to be afforded thereby; (viii) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (in each case, except to the extent such prohibition or restriction is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code) other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; (ix) “intent-to-use” trademark applications or “Amendment to Allege Use” filing; (x) margin stock; (xi) any assets of a CFC or CFC Holdco or of a direct or indirect subsidiary of a CFC or CFC Holdco; (xii) any assets or equity interests of a captive insurance company or not-for-profit entity or other special purpose entity that is not a Guarantor, (xiii) the Acquisition Agreement and the rights therein or arising thereunder (except any proceeds of the Acquisition Agreement) and (xiv) other exceptions to be mutually agreed upon (the foregoing described in clauses (i) through (xiv), along with the voting equity interests in excess of 65% of the voting equity interests in a CFC or CFC Holdco (and in excess of 0% of the equity interests of any subsidiary of a CFC or CFC Holdco) subject to the limitation described in the preceding paragraph, are, collectively, the “Excluded Assets”). In addition, in no event shall (a) control agreements or control or similar arrangements be required with respect to deposit, commodities or securities accounts, (b) notices be required to be sent to account debtors or other contractual third-parties prior to the occurrence and during the continuance of an event of default, (c) perfection (except to the extent perfected through the filing of Uniform Commercial Code financing statements) be required with respect to letter of credit rights and commercial tort claims or (d) security documents governed by the law of the jurisdiction in which assets are located be required (other than the United States or any state thereof or the District of Columbia).

All the above-described pledges and security interests shall be created on terms and within time frames to be set forth in the Term Loan Facility Documentation; and none of the Collateral shall be subject to other pledges, security interests or mortgages (except permitted liens (including liens granted to secure obligations under the ABL Facility (subject to the terms of the Intercreditor Agreement)) and other exceptions and baskets to be set forth in the Term Loan Facility Documentation).

Intercreditor Agreement:	The collateral agreements shall be subject to one or more intercreditor agreements (the “Intercreditor Agreement”) consistent with CommScope Precedent. In the event of (a) any action to enforce rights or exercise remedies in respect of the Collateral, (b) any distribution in respect of the Collateral in any insolvency or liquidation proceeding, or (c) any payment received in respect of the Collateral pursuant to any other intercreditor agreement, the proceeds from any sale, collection or liquidation of the Collateral shall be applied to the obligations under the ABL Facility and the Term Loan Facility as set forth in the Intercreditor Agreement.

Mandatory Prepayments:	Loans under the Term Loan Facility shall be prepaid with:

(A)  commencing with the first full fiscal year of the Borrower to occur after the Closing Date, 50% of excess cash flow (which shall be defined to include a deduction for amounts distributed as a restricted payment to fund interest on indebtedness of Parent or another parent holding company), with step-downs to 25% upon achievement of a First Lien Leverage Ratio equal to or less than 2.50 to 1.00 and to 0% upon achievement of a First Lien Leverage Ratio equal to or less than 2.00 to 1.00 (the “ECF Prepayment Amount”); provided, that the Borrower shall only be required to offer to prepay the Term Loan Facility to the extent the resulting ECF Prepayment Amount would exceed the greater of $50.0 million and the Equivalent Percentage (as defined on Annex II) in any fiscal year (with only the

ECF Prepayment Amount in excess of such limit required to be offered to prepay), provided, further, that (w) the portion of such ECF Prepayment Amount required by the terms of any other debt with pari passu lien priority with the Term Loan Facility (the “Pari Passu Debt”) to be applied to prepay such Pari Passu Debt on a pro rata basis with the Term Loans (and so long as the Term Loan Facility is offered a ratable share of such ECF Prepayment Amount), (x) any voluntary prepayments or repurchases of loans under the Term Loan Facility or other Pari Passu Debt and loans under revolving Pari Passu Debt to the extent commitments thereunder are permanently reduced by the amount of such prepayments (including prepayments at a discount to par, with credit given for the actual amount of cash payment) made during such fiscal year or, at the Borrower’s option, after such fiscal year end and prior to the time such excess cash flow payment is due, other than to the extent such prepayments are funded with the proceeds of incurrences of long-term indebtedness, (y) the amount of capital expenditures either made in cash or accrued during such fiscal year and (z) the aggregate amount of cash consideration paid by the Borrower and its restricted subsidiaries (on a consolidated basis) in connection with any Investments (including acquisitions) made during such fiscal year constituting “Permitted Investments,” other than intercompany Investments, Investments in cash or cash equivalents or to the extent such prepayments are funded with the proceeds of incurrences of long-term indebtedness, shall, in each case of clauses (w), (x), (y) and (z), be credited against excess cash flow prepayment obligations on a dollar-for-dollar basis for such fiscal year;

(B)  100% of the net cash proceeds (which will be defined to exclude, among other things, (i) the amount of any tax or tax distribution paid or payable to a governmental authority or to a direct or indirect parent of the Borrower in connection with such sale or disposition, (ii) the repayment of customer deposits required upon such sale and (iii) the repayment of any indebtedness secured by a lien on the asset subject to the prepayment event described below (so long as such lien is not junior to the liens on the Collateral securing the obligations under the Term Loan Facility Documentation, but subject to customary ratable sharing provisions if such lien is on the Collateral and ranks pari passu with the lien securing the Term Loan Facility)) of all non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries (including insurance and condemnation proceeds) that are in excess of the greater of $50.0 million and the Equivalent Percentage per transaction or series of related transactions (with only the amount in excess of such limit required to be offered to prepay), and subject to the right of the Borrower to reinvest 100% of such proceeds (including to make permitted acquisitions and other investments), if such proceeds are reinvested (or committed to be reinvested) within 18 months and, if so committed to be reinvested, so long as such reinvestment is actually completed within the later of such 18 months or 180 days after such commitment, and other exceptions to be set forth in the Term Loan Facility Documentation; provided that (i) such prepayment percentage shall be reduced to 50% if, on a pro forma basis after giving effect to such disposition and the use of proceeds therefrom, the First Lien Leverage Ratio would be equal to or less than 2.00 to 1.00 and to 0% if, on a pro forma basis after giving effect to such disposition and the use of proceeds therefrom, the First Lien Leverage Ratio would be equal to or less than 1.50 to 1.00 (together, the “Asset Sale Stepdowns”) and (ii) the portion of net cash proceeds required by the terms of any Pari Passu Debt to be applied to prepay such Pari Passu Debt on a pro rata basis with the Term Loan Facility (and so long as the Term Loan Facility is offered a ratable share of such net cash proceeds) shall be credited against net cash proceeds prepayment obligations on a dollar-for-dollar basis; in the event that one or more of the step-downs in clause (i) of the proviso to this clause (B) are achieved, the retained net cash proceeds from any such asset sale shall be deemed “Retained Asset Sale Proceeds”; and

(C)  100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries after the Closing Date (other than debt permitted under the Term Loan Facility Documentation, other than the Refinancing Term Facilities and the Refinancing Notes).

Mandatory prepayments shall be applied, without premium or penalty, subject to reimbursement of the Term Lenders’ actual redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period, first, to accrued interest and fees due on the amount of the prepayment under the Term Loan Facility and second, to the next scheduled installments of principal of the Term Loan Facility as directed by the Borrower (and if not so directed, in direct order of maturity). If the Pre-Acquisition Term Loan Amendments are obtained, the Borrower may elect to apply any mandatory prepayments to the Term B-1 Facility on a non-ratable basis.

At the Borrower’s option with customary notice, any Term Lender may elect not to accept its pro rata portion of any mandatory prepayment pursuant to clause (A) or (B) above (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender may be retained by the Borrower and will increase the “builder” basket of the Restricted Payments covenant.

Prepayments from non-United States subsidiaries’ excess cash flow or from proceeds of their asset sales, insurance or other disposition proceeds will not be required to the extent such prepayment (or distributions of cash in connection with such prepayment) would result in adverse tax consequences or would be prohibited or restricted by applicable law, rule or regulation (each, a “Payment Block”) and the Borrower shall not be required to monitor any such Payment Block and/or reserve cash for future repatriation after it has notified the Term Administrative Agent of the existence of such Payment Block.

Voluntary Prepayments:	Voluntary prepayments of the Term Loan Facility and any Incremental Term Loan Facility shall be permitted at any time, without premium or penalty (except as set forth below). All voluntary prepayments of the Term Loan Facility and any Incremental Term Loan Facility will be applied to the remaining amortization payments under the Term Loan Facility and Incremental Term Loan Facility, as applicable, and may be applied to either the Term Loan Facility or any Incremental Term Loan Facility, in any case, as directed by the Borrower (and absent such direction, in direct order of maturity thereof). If the Pre-Acquisition Term Loan Amendments are obtained, the Borrower may elect to apply any voluntary prepayments to the Term B-1 Facility or the Term B-2 Facility on a non-ratable basis.

In the event that a Repricing Event (as defined below) occurs on or prior to the date that is six months after the Closing Date, a 1.00% prepayment premium shall be paid on the principal amount prepaid, repaid, assigned or subject to an amendment.

“Repricing Event” shall mean (i) any prepayment or repayment of any tranche of Term Loans, in whole or in part, with the proceeds of, or conversion or exchange of any portion of any tranche of Term Loans into, any new or replacement tranche of syndicated term loans under credit facilities incurred for the primary purpose of repaying, refinancing, or replacing Term Loans with loans bearing interest with an All-in Yield less than the All-in Yield applicable to such portion of the Term Loans (as such comparative yields are determined in the reasonable judgment of the Term Administrative Agent in consultation with the Borrower, consistent with generally accepted financial practices) and (ii) any amendment to the Term Loan Facility which reduces the All-in Yield applicable to the Term Loans, provided, that a Repricing Event shall not include any event described above that is not consummated for the primary purpose of lowering the effective interest cost or weighted average yield applicable to the Term Loan Facility, including, without limitation, in the context of a transaction involving a change of control.

“All-in Yield” shall mean the yield of such indebtedness, whether in the form of interest rate, margin, OID, upfront fees, index floors or otherwise, in each case payable by the Borrower generally to lenders, provided that OID and upfront fees shall be equated to interest rate assuming a four-year life to maturity, and shall not include arrangement fees, structuring fees, ticking fees, commitment fees, unused line fees, underwriting fees and any amendment and similar fees (regardless of whether paid in whole or in part to the lenders).

Subject to the proviso in the definition of Repricing Event, if on or prior to the date that is six months after the Closing Date any Term Lender is forced to assign its loans under the Term Loan Facility following the failure of such Term Lender to consent to an amendment of the definitive documentation for the Term Loan Facility the primary purpose of which would be to reduce the All-in Yield applicable to such loans, such Lender shall be paid a 1.00% fee on the principal amount of the Term Loans so assigned.

Any Term Lender may, at its option, and if agreed by the Borrower, in connection with any prepayment or repurchase of loans under the Term Loan Facility, exchange such Term Lender’s portion of such loans to be prepaid or repurchased for new indebtedness, in lieu of all or part of such Term Lender’s pro rata portion of such prepayment or repurchase (and any such loans so exchanged shall be deemed repaid and/or repurchased, as applicable, for all purposes).

Documentation & Defined Terms:	Subject to the Conditionality Provision, the definitive documentation for the or another precedent to be agreed (the “Term Loan Facility Documentation”) will be substantially consistent with CommScope Precedent and will contain only those conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth (or referred to) in this Term Sheet (subject to modification, other than as it relates to conditions, in accordance with the “market flex” provisions of the Fee Letter), and other terms and provisions (including provisions to address recent amendments to the Delaware Limited Liability Company Act) to be mutually agreed upon and consistent with CommScope Precedent.

“EBITDA” shall be defined in a manner consistent with CommScope Precedent, but shall include an addback for certain items to be agreed.

“First Lien Leverage Ratio” shall mean, as of any date of determination, the ratio of (1) Funded First Lien Indebtedness as of such date of determination, minus unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries to (2) consolidated EBITDA of the Borrower and its restricted subsidiaries, in each case with such pro forma adjustments to Funded First Lien Indebtedness and consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the Term Loan Facility Documentation.

“Funded First Lien Indebtedness” means, without duplication, funded total indebtedness secured by a lien on the Collateral on an equal priority basis (but without regard to the control of remedies) with liens on the Collateral securing the obligations under the Term Loan Facility Documentation and funded total indebtedness under the ABL Facility.

“Senior Secured Leverage Ratio” shall mean, as of any date of determination, the ratio of (1) funded total indebtedness secured by a lien on the Collateral as of such date of determination (including funded total indebtedness under the ABL Facility), minus unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries to (2) consolidated EBITDA of the Borrower and its restricted subsidiaries, in each case with such pro forma adjustments to funded total indebtedness and consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the Term Loan Facility Documentation.

“Total Leverage Ratio” shall mean, as of any date of determination, the ratio of (1) funded total indebtedness as of such date of determination, minus unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries to (2) consolidated EBITDA of the Borrower and its restricted subsidiaries, in each case with such pro forma adjustments to funded total indebtedness and consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the Term Loan Facility Documentation.

In respect of any relevant period, the exchange rates used in relation to calculating total net debt shall be the weighted average exchange rates used for determining EBITDA for the relevant period, as calculated in good faith by the Borrower, provided that if a member of the group has entered into any currency hedging in respect of any borrowings, the currency and amount of such borrowings shall be determined by first taking into account the effects of that currency hedging arrangement.

Representations and Warranties:	Subject to the Conditionality Provision, consistent with CommScope Precedent and limited to the following (to be applicable to Parent (with respect to matters consistent with the CommScope Precedent), the Borrower and its restricted subsidiaries only): organizational status and good standing; power and authority, execution, delivery and enforceability of Term Loan Facility Documentation; with respect to Term Loan Facility Documentation, no violation of, or conflict with, law or organizational documents; compliance with law; no default; litigation; margin regulations; material governmental approvals and no conflicts with respect to the Term Loan Facility; Investment Company Act; accurate and complete disclosure as of the Closing Date; accuracy of historical financial statements (including pro forma financial statements based on historical balance sheets); no material adverse change (after the Closing Date); taxes; pensions; subsidiaries; intellectual property; environmental laws; labor matters; use of proceeds; ownership of properties; creation, perfection, and priority of liens and other security interests (subject to the Conditionality Provision); anti-terrorism, anti-money laundering, Patriot Act, OFAC, sanctions and anti-corruption laws (including the FCPA); EEA financial institutions; consolidated Closing Date solvency of the Borrower and its subsidiaries; subject, in the case of each of the foregoing representations and warranties, to customary qualifications and limitations for materiality to be provided in the Term Loan Facility Documentation.

Conditions to Initial Borrowing:	Subject to the Conditionality Provision, the availability of the initial borrowing and other extensions of credit under the Term Loan Facility on the Closing Date will be subject solely to the conditions in Section 6 of the Commitment Letter, in Exhibit E of the Commitment Letter and clause (a) below under “Conditions to All Borrowings.”

Conditions to All Borrowings:	Subject to the Conditionality Provision, the making of each extension of credit under the Term Loan Facility shall be conditioned upon (a) delivery of a customary borrowing notice, (b) after the Closing Date, the accuracy of representations and warranties in all material respects, and (c) after the Closing Date, the absence of defaults or events of default at the time of, or immediately after giving effect to the making of, such extension of credit.

Affirmative Covenants:	Consistent with CommScope Precedent and limited to the following (to be applicable to the Borrower and its restricted subsidiaries only and to Parent in the case of clause (n) below):

(a)   delivery of annual audited financial statements of the Borrower or any direct or indirect parent of the Borrower (subject to delivery of customary consolidating information explaining the material differences between the financial statements of the Borrower and such parent) that, together with its combined and consolidated subsidiaries, constitutes substantially all of the assets of the Borrower and its combined and consolidated subsidiaries, within 90 days of fiscal year end and commencing with the first fiscal quarter for which financial statements were not delivered prior to the Closing Date pursuant to paragraph 4 of Exhibit E of the Commitment Letter, quarterly unaudited financial statements of the Borrower or any direct or indirect parent of the Borrower (subject to delivery of customary consolidating information explaining the material differences between financial statements of the Borrower and such parent) that, together with its combined or consolidated subsidiaries, constitutes substantially all of the assets of the Borrower and its combined or consolidated subsidiaries, within 45 days of the end of the first three quarters of each fiscal year and, in connection with the annual financial statements, an annual audit opinion from nationally recognized auditors that is not subject to any qualification, exception or explanatory paragraph as to “going concern” or scope of the audit (other than any qualification, exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from (i) an upcoming maturity date under any of the Credit Facilities or any other indebtedness occurring within one year from the time such opinion is delivered, (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period, or (iii) the activities, operations, financial results, assets or liabilities of any unrestricted subsidiary), in each case with accompanying management discussion and analysis in a form provided to you;

(b) notices of defaults under the Term Loan Facility, material adverse effect, litigation, and pension events;

(c) inspections (subject to frequency (so long as there is no ongoing event of default) and cost reimbursement limitations to be agreed);

(d) maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance;

(e) maintenance of existence and corporate franchises, rights and privileges;

(f) maintenance and inspection of books and records;

(g) payment of taxes;

(h) compliance with laws and regulations (including ERISA, environmental and Patriot Act, anti-corruption and sanctions laws);

(i) additional Guarantors and Collateral (subject to limitations set forth above in “Guarantees” and “Security”);

(j) use of proceeds;

(k) changes in lines of business;

(l) commercially reasonable efforts to maintain public corporate credit/family ratings of the Borrower and ratings of the Term Loan Facility from Moody’s and S&P (but not to maintain a specific rating);

(m) transactions with affiliates;

(n) further assurances on collateral and guaranty matters (subject to limitations set forth above in “Security”);

(o) annual lender calls upon reasonable request of the Term Administrative Agent; and

(p)   in the event the Acquisition is effected by way of a Takeover Offer (as defined in the Acquisition Agreement in effect on the date hereof), within 90 days after the Closing Date (or any such later date as may be agreed by the Term Administrative Agent in its sole discretion), acquire all of the remaining outstanding equity interests of Target;

subject, in the case of each of the foregoing covenants, to limitations for materiality, exceptions and qualifications to be provided in the Term Loan Facility Documentation.

Negative Covenants:	Consistent with CommScope Precedent (including that such Term Loan Facility Documentation will contain incurrence-based covenants as incorporated into the corresponding terms of the Notes as modified to take into account relative ranking) and limited to the following (to be applicable to the Borrower and its restricted subsidiaries) limitations on:

(a)   the incurrence of indebtedness, with (i) the “Ratio Debt” incurrence provisions based on pro forma compliance with a 2.00 to 1.00 Fixed Charge Coverage Ratio consistent with the corresponding terms of the Notes; provided, that the Term Loan Facility Documentation will include a cap on the aggregate principal amount of indebtedness that may be incurred by restricted subsidiaries that are not Guarantors pursuant to the exception for ratio indebtedness in an amount to be agreed (but not worse than that listed on Annex II hereto), and (ii) an exception for the incurrence of indebtedness under the ABL Facility (including the Incremental ABL Increase in the amount set forth on Exhibit C hereto) (with no cushion to the amount of indebtedness incurred or permitted to be incurred under the ABL Facility as in effect on the Closing Date) and the Bridge Facility and/or Notes;

(b) liens;

(c) fundamental changes;

(d)   asset sales (provided that the Term Loan Facility Documentation will permit any sale or other disposition (including by a public or private sale of equity interests) of any assets or property of the Borrower and its subsidiaries on an unlimited basis, subject to restrictions consistent with the CommScope Precedent);

(e)   restricted payments (including dividends and investments and prepayments, repurchases or redemptions of contractually subordinated or junior lien debt) which shall allow for (i) customary tax distributions to its direct or indirect owners, (ii) restricted payments under a builder basket (the “Builder Basket”) based on (x) 50% of cumulative Consolidated Net Income (to be defined in a manner consistent with the CommScope Precedent), provided that any amounts included pursuant to clause (x) above shall not be less than $0 plus (y) the greater of $900.0 million and the Equivalent Percentage, subject to the Borrower being able to incur $1 of Ratio Debt on a pro forma basis and no continuing payment or bankruptcy Event of Default, (iii) any “AHYDO catch-up” payments required to be made, (iv) payments of dividends and other amounts under the Preferred Equity in effect on the Closing Date, (v) unlimited restricted payments subject to pro forma compliance with a total leverage ratio (defined as the Total Leverage Ratio but without netting unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries) of 3.75:1.00 and no Event of Default, and (vi) restricted payments made with Retained Asset Sale Proceeds subject to no continuing payment or bankruptcy Event of Default;

(f) burdensome agreements; and

(g) accounting changes.

In the case of the incurrence of any indebtedness or liens or the making of any investments, restricted payments, prepayments of subordinated or junior debt, asset sales or fundamental changes or the designation of any restricted subsidiaries or unrestricted subsidiaries, at the Borrower’s option, the relevant ratios and baskets shall be determined, and any default or event of default blocker shall be tested, in accordance with the “Measuring Compliance” provisions consistent with the Notes (such provisions, the “Measuring Compliance” provisions).

Financial Covenant:	None.

Unrestricted Subsidiaries:	The Term Loan Facility Documentation will contain provisions pursuant to which, subject to limitations to be agreed consistent with CommScope Precedent (including on loans, advances, guarantees and other investments in unrestricted subsidiaries, and transactions with affiliates), the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary, it being understood that (x) the designation of any unrestricted subsidiary as a restricted subsidiary shall constitute the incurrence at the time of designation of any indebtedness or liens of such subsidiary existing at such time, (y) the fair market value of such subsidiary at the time it is designated as an “unrestricted subsidiary” shall be treated as an investment by the Borrower at such time and (z) no payment or bankruptcy event of default under the Term Loan Facility Documentation is continuing at such time or would immediately result from such designation. Unrestricted subsidiaries will not be subject to the representations and warranties, affirmative or negative covenant or event of default provisions of the Term Loan Facility Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with any financial ratio contained in the Term Loan Facility Documentation.

Events of Default:	Consistent with CommScope Precedent and limited to the following (to be applicable to Parent, the Borrower and its restricted subsidiaries only): nonpayment of principal when due; nonpayment of interest after a customary five business day grace period and ten business days for other amounts; violation of covenants (subject, in the case of certain of such covenants, to a thirty day grace period); incorrectness of representations and warranties in any material respect (subject to a 30 day grace period in the case of representations capable of being cured); cross default and cross acceleration to material indebtedness (excluding the ABL Facility, but shall include a cross-payment default at maturity and a cross-acceleration to the ABL Facility) consistent with CommScope Precedent and shall include a cross-payment default at maturity (provided that any default in respect of a financial covenant under any other material debt agreement shall not constitute a default in respect of the Term Loan Facility unless and until the applicable lenders under such material debt agreement have terminated their commitment and accelerated their loans and only for so long as such termination and acceleration have not been rescinded); bankruptcy or other insolvency events of Parent, the Borrower or its material restricted subsidiaries (with a customary grace period for involuntary events); material monetary judgments; material pension events; actual or asserted invalidity of material guarantees or security documents; and change of control (to be defined consistent with CommScope Precedent).

Voting:	Except as otherwise indicated above (including in regards to the Incremental Term Loan Facilities), amendments and waivers of the Term Loan Facility Documentation will require the approval of Term Lenders holding more than 50% of the aggregate amount of the loans and unused commitments under the Term Loan Facility (the “Required

Lenders”) and an acknowledgement by the Term Administrative Agent (provided that the Term Administrative Agent shall receive prior written notice of such amendment or waiver), except that (i) the consent of each Term Lender directly and adversely affected thereby shall also be required with respect to: (A) increases in or extensions of the commitment of such Term Lender, (B) reductions of principal, interest or fees (but not by virtue of a waiver or amendment to the terms of any mandatory prepayment or any obligation to pay the Default Rate, any waiver or any change to the definition of a financial ratio) of such Term Lender, (C) reductions in the amount of or extensions of scheduled amortization payments or final maturity or times for payment of interest and fees (but not by virtue of a waiver or amendment to the terms of any mandatory prepayment or any obligation to pay the Default Rate, any waiver or any change to the definition of a financial ratio) to such Term Lender, (D) changes in certain pro rata sharing provisions and the application of payment upon the exercise of remedies and (E) the currency of any loan, (ii) the consent of 100% of the Term Lenders will be required with respect to (A) modifications to any of the voting percentages (other than modifications in connection with repurchases of term loans, amendments with respect to Incremental Term Loan Facilities and amendments with respect to extensions of maturity, which shall only require affected lender vote) and (B) releases of all or substantially all of the Guarantors or releases of liens on all or substantially all of the Collateral (other than in connection with actions permitted under the Term Loan Facility Documentation), and (iii) protections for the Term Administrative Agent consistent with CommScope Precedent will be provided. Notwithstanding the foregoing, changes in terms and conditions in the Term Loan Facility Documentation made or proposed to be made in connection with any Incremental Term Loan Facility or Refinancing Facility that benefit existing Lenders may be effected without the affirmative vote of such Lender or Lenders.

The Term Loan Facility Documentation shall contain customary provisions consistent with CommScope Precedent for, among other similar provisions, (i) replacing non-consenting Term Lenders in connection with amendments and waivers requiring the consent of all Term Lenders or of all Term Lenders directly affected thereby so long as Term Lenders holding at least 50% of the aggregate amount of the loans and commitments under the Term Loan

Facility shall have consented thereto; (ii) replacing, prepaying or terminating the commitments of any Term Lender failing to, or that the Borrower or the Term Administrative Agent otherwise reasonably believes may fail to, fund its commitments (a “Defaulting Lender”) and (iii) replacing, prepaying or terminating the commitments or loans of any Term Lender seeking indemnity for increased costs or grossed-up tax payments. Subject to exceptions consistent with CommScope Precedent, no Defaulting Lender shall have any right to approve or disprove any amendment, waiver or consent under the Term Loan Facility Documentation, and any amendment, waiver or consent which by its terms requires the consent of all of the Term Lenders or each affected Term Lender may be effected with the consent of the applicable Term Lenders other than Defaulting Lenders.

The Term Loan Facility Documentation will permit amendments thereof that address a repricing transaction in which any tranche of Term Loans is refinanced with a replacement tranche of Term Loans bearing a lower All-in Yield, with only the consent of the Term Lenders holding such loans subject to such repricing transaction that will continue as a Term Lender in respect of the repriced tranche of term loans.

In addition, if the Term Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity, defect, inconsistency or omission of a technical nature in the Term Loan Facility Documentation, then the Term Administrative Agent and the Borrower shall be permitted to amend such provision without any further action or consent of any other party if the same is not objected to in writing by the Required Lenders to the Term Administrative Agent within five business days following receipt of notice thereof.

The Term Loan Facility Documentation will permit guarantees, collateral security documents and related documents to be, together with the credit agreement, amended and waived with the consent of the Term Administrative Agent at the request of the Borrower without the need for consent by any other Lender if such amendment or waiver is delivered in order to (i) comply with local law or advice of local counsel or (ii) cause such guarantee, collateral security document or other document to be consistent with the credit agreement and the other Term Loan Facility Documentation.

Cost and Yield Protection:	The Term Loan Facility Documentation will include customary tax gross-up, cost and yield protection provisions consistent with CommScope Precedent (including with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III). For the avoidance of doubt, there will be no gross-up or indemnification for any taxes imposed under FATCA.

Assignments and Participations:	After the Closing Date, the Term Lenders will be permitted to assign (except to Disqualified Lenders (provided that the list of Disqualified Lenders shall be made available to any Lender upon written request and such Lender may provide the list of Disqualified Lenders to any potential assignee on a confidential basis (it being understood that the identity of Disqualified Lenders will not be posted or distributed to any person, other than a distribution by the Term Administrative Agent to a Lender upon written request and by a Lender to any potential assignee on a confidential basis; provided further that the foregoing shall not apply retroactively to disqualify any assignment to the extent such assignment was acquired by a party that was not a Disqualified Lender at the time of such assignment)) or natural persons) loans and/or commitments under the Term Loan Facility with the consent of the Borrower and the Term Administrative Agent (in each case which consent shall not be unreasonably withheld, conditioned or delayed; provided that (i) the Borrower shall have absolute consent rights with regard to any proposed assignment to a Disqualified Lender and (ii) investment objectives and/or history of any proposed lender or its affiliates, shall be a reasonable basis for the Borrower to withhold consent); provided that (A) no consent of the Borrower shall be required (i) after the occurrence and during the continuance of a payment or bankruptcy event of default or (ii) with respect to any Term Loans, if such assignment is an assignment to another Term Lender, an affiliate of a Term Lender or an approved fund and (B) no consent of the Term Administrative Agent shall be required with respect to assignment of any Term Loans, if such assignment is an assignment to another Term Lender, an affiliate of a Term Lender or an approved fund. Each assignment (other than to another Term Lender, an affiliate of a Term Lender or an approved fund) will be in an amount of an integral multiple of $500,000 (or lesser amount, if agreed between the Borrower and the Term Administrative

Agent) or, if less, all of such Term Lender’s remaining loans and commitments of the applicable class. The Term Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (or group of affiliated or related assignments) (it being understood that such recordation fee shall not apply to any assignments by any of the Initial Lenders or any of their affiliates). For any assignments for which the Borrower’s consent is required, such consent shall be deemed to have been given if the Borrower has not responded within 10 business days of a request for such consent.

The Term Lenders will be permitted to sell participations (except to (i) Disqualified Lenders; provided that the list of Disqualified Lenders shall be made available to any Lender upon written request and such Lender may provide the list of Disqualified Lenders to any potential participant on a confidential basis (it being understood that the identity of Disqualified Lenders will not be posted or distributed to any person, other than a distribution by the Term Administrative Agent to a Lender upon written request and by a Lender to any potential participant on a confidential basis) or (ii) natural persons; provided further that the foregoing shall not apply retroactively to disqualify any participation interest in the Term Loan Facility to the extent such participation interest was acquired by a party that was not a Disqualified Lender at the time of such participation) in loans and commitments consistent with CommScope Precedent and in accordance with applicable law. The Term Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Term Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of loans, or disclosure of confidential information, to, or the restrictions on any exercise of rights or remedies of, any Disqualified Lender. Voting rights of participants shall be limited to matters set forth under “Voting” above with respect to which the unanimous vote of all Term Lenders (or all directly and adversely affected Term Lenders, if the participant is directly and adversely affected) would be required. Pledges of loans in accordance with applicable law shall be permitted.

Expenses and Indemnification:	The Borrower shall pay, if the Closing Date occurs, all reasonable and documented and invoiced out-of-pocket costs and expenses of the Term Administrative Agent and the Commitment Parties (without duplication) in connection with the syndication of the Term Loan Facility and the preparation, execution, delivery, administration, amendment, waiver or modification and enforcement of the Term Loan Facility Documentation (including the reasonable documented and invoiced fees, disbursements and other charges of counsel identified herein (and, if reasonably necessary, any special or local counsel in jurisdictions material to the interests of the Term Lenders and, in the case of any actual or perceived conflict of interest, one additional counsel) or otherwise retained with the Borrower’s consent (which consent shall not be unreasonably withheld, delayed or conditioned)).

The Borrower and the Guarantors, jointly and severally, will indemnify the Term Administrative Agent, the Commitment Parties, the Term Lenders and their affiliates, and the officers, directors, employees, advisors, agents, controlling persons and other representatives of the foregoing and their successors and permitted assigns and hold them harmless from and against all losses, claims, damages, liabilities and reasonable and documented and invoiced out-of-pocket costs, expenses (including reasonable documented and invoiced fees, disbursements and other charges of one firm of counsel for all indemnified persons and, if reasonably necessary, one firm of local counsel in jurisdictions material to the interests of the Term Lenders) (and, in the case of an actual or perceived conflict of interest, where the indemnified person affected by such conflict informs the Borrower of such conflict, of one additional firm of counsel (and local counsel) in each relevant jurisdiction to each group of similarly affected indemnified persons) and all losses, claims, damages and liabilities of the indemnified persons arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such indemnified person is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, its affiliates, creditors or any other third person), that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions connected therewith; provided that none of the Term Administrative Agent, the Commitment Parties or any Term Lender (or any of its respective affiliates, or any of its or their respective officers, directors, employees, advisors, agents, controlling persons or other representatives) will be indemnified for any loss, claim, damage, cost, expense or liability to the extent determined by a court of competent jurisdiction in a final and non-appealable decision to have resulted from the gross negligence, bad faith or willful misconduct of such person or any of its controlled affiliates or any of its or their respective officers, directors, employees, agents or members of any of the foregoing, a material breach of the Term Loan Facility Documentation by any such persons, disputes between and among indemnified persons (other than disputes involving claims against the Term Administrative Agent or any other agent or arranger in their respective capacities as such) and not involving any act or omission by the Borrower or its affiliates or settlements effected without the Borrower’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Governing Law and Forum:	New York.

Counsel to the Term Administrative Agent, Lead Arrangers and Joint Bookrunners:	Cahill Gordon & Reindel LLP.

ANNEX I to

EXHIBIT B

Interest Rates:	The interest rates under the Term Loan Facility (other than any Term B-1 Facility) will be as follows:

Term Loan Facility: At the option of the Borrower, for Term Loans, Adjusted LIBOR plus 2.50% or ABR plus 1.50%

From and after the delivery by the Borrower to the Term Administrative Agent of the Borrower’s financial statements (or that of a direct or indirect parent or restricted subsidiary of the Borrower as provided herein) for the first full fiscal quarter of the Borrower completed after the Closing Date, interest rate spreads with respect to the Term Loans shall be determined by reference to a First Lien Leverage Ratio-based pricing grid (with one 25 basis point step-down if the First Lien Leverage Ratio is 0.50x less than the Closing Date First Lien Leverage Ratio).

Notwithstanding the foregoing, if the Pre-Acquisition Term Loan Amendments are obtained, the Term B-1 Facility shall accrue interest in accordance with the terms of the Existing Term Loan Credit Agreement, subject to adjustment in accordance with Section 2.17 thereof.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed to by all relevant Term Lenders, 12 months or any shorter period) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the prime rate and in the case of currencies (other than U.S. dollars) as per the relevant market practice).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Adjusted LIBOR, at the end of each interest period and, for interest periods of greater than three months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

B-I-1

“ABR” is the Alternate Base Rate, which is the highest of (i) the rate of interest last quoted by The Wall Street Journal in the U.S. as the “prime rate” in effect (the “Prime Rate”) (ii) the NYFRB Rate from time to time plus 0.5% and (iii) Adjusted LIBOR for a one month interest period plus 1.00%. If the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00%

“Adjusted LIBOR” is the London interbank offered rate (“LIBOR”) for dollars, adjusted for statutory reserve requirements for eurocurrency liabilities.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar Borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

There shall be a minimum Adjusted LIBOR (i.e., Adjusted LIBOR prior to adding any applicable interest rate margins thereto) requirement of 0.00% per annum.

The Term Loan Facility shall include a customary LIBOR replacement provision in the event LIBOR is discontinued.

B-I-2

ANNEX II to

EXHIBIT B

	Item	Term

Indebtedness

1.	Non-Guarantor Sublimit for Ratio Debt and Ratio Acquisitions Debt	Greater of $500.0 million and the Equivalent Percentage[2]

2.	Purchase Money / Capitalized Lease Obligations	Greater of $350.0 million and the Equivalent Percentage

3.	General Basket	Greater of $600.0 million and the Equivalent Percentage

4.	Ratio Acquisitions Debt	Unlimited provided that after giving effect to such acquisition and the incurrence of such debt either: (1) Borrower would be permitted to incur at least $1.00 of additional Ratio Debt or (2) the Fixed Charge Coverage Ratio is equal to or greater than the Fixed Charge Coverage Ratio immediately prior to such acquisition

5.	Non-Guarantor Debt	Greater of $500.0 million and the Equivalent Percentage

6.	Joint Ventures Debt	Greater of $200.0 million and the Equivalent Percentage

7.	General Acquisitions Debt	Greater of $350.0 million and the Equivalent Percentage

Permitted Liens

8.	Liens Securing Pari Passu or Junior Lien Debt	≤ 3.50 to 1.00 First Lien Leverage Ratio; ≤ 4.00 to 1.00 Senior Secured Leverage Ratio

9.	General Basket	Greater of $350.0 million and the Equivalent Percentage

[2]

“Equivalent Percentage” shall mean the percentage of Consolidated EBITDA, Consolidated Total Assets or Consolidated Net Tangible Assets (chosen at the election of the Borrower prior to the launch of general syndication of the Credit Facilities) that such basket equates to, based upon the relevant information provided in the Information Materials.

B-II-1

	Item	Term

Asset Sales

10.	Designated Non-Cash Consideration	Greater of $450.0 million and the Equivalent Percentage

11.	Amount of proceeds from a disposition of receivables that are exempt from asset sale sweep	No Sweep for Qualified Financings

Restricted Payments

12.	Management Buybacks	$45.0 million in any calendar year (carryover for the next 2 succeeding calendar years)

13.	General Basket	Greater of $600.0 million and the Equivalent Percentage

14.	Permitted IPO Distributions	Up to 6% per annum of the net proceeds received by (or contributed to) the Issuer from such qualified public offering

15.	Investments in Unrestricted Subsidiaries	Greater of $300.0 million and the Equivalent Percentage

Transactions with Affiliates

16.	Threshold Amount	$75.0 million

17.	Board Resolution Requirement	$100.0 million

Permitted Investments

18.	Loans to Employees	$15.0 million at any one time outstanding

19.	Investments in Similar Business	Greater of $450.0 million and the Equivalent Percentage

20.	General Basket	Greater of $550.0 million and the Equivalent Percentage

21.	Investments in Joint Ventures	Greater of $320.0 million and the Equivalent Percentage

Miscellaneous

22.	Cross Default and Judgment Default Trigger	$75.0 million

B-II-2

	Item	Term
23.	Immaterial Subsidiaries	5.00% of CNTA or consolidated EBITDA individually and no greater than 10.00% of CNTA or consolidated EBITDA in the aggregate

24.	Material Real Property	$10 million

B-II-3

EXHIBIT C

Project Aspen

ABL Facility

Summary of Principal Terms and Conditions3

Borrower:	CommScope (the “Parent Borrower”) and each domestic subsidiary of the Parent Borrower that owns any of the assets included in the Borrowing Base (as defined below) shall be co-borrowers (collectively, the “Co-Borrowers” and, together with the Parent Borrower, the “Borrower”) or co-obligors under the ABL Facility. The assets of any subsidiary that is not a Borrower shall not be included in the Borrowing Base.

Transaction:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agent:	JPMorgan will act as sole administrative agent and sole collateral agent for a syndicate of banks, financial institutions and other entities (excluding any Disqualified Lender and on the Closing Date subject to the reasonable approval of the Borrower) (together with the Initial Lenders, the “ABL Lenders”) under the ABL Facility, and will perform the duties customarily associated with such roles.

Joint Lead Arrangers and Joint Bookrunners:	JPMorgan, MLPFS and DBSI will act as joint lead arrangers and joint bookrunners for the ABL Facility (together with any additional entities appointed pursuant to Section 2 of the Commitment Letter) and will perform the duties customarily associated with such roles; provided that you agree that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC.

ABL Facility:	A non-amortizing multicurrency senior secured asset-based revolving credit facility (the “ABL Facility”) in an aggregate principal amount of $750.0 million (the loans thereunder are collectively referred to as “ABL Loans”). Lenders with commitments under the ABL Facility are collectively referred to as “ABL Lenders.” ABL Loans may be borrowed in U.S. Dollars, Euros, Pounds Sterling, Swiss Francs and other currencies to be agreed.

[3]	All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the exhibits thereto.

Incremental Facilities:	The ABL Facility will permit the Borrower to increase commitments under the ABL Facility (any such increase, an “Incremental ABL Increase”) in an aggregate amount of up to $400.0 million plus voluntary permanent commitment reductions of (i) the ABL Facility and (ii) any Incremental ABL Increase prior to the date of any such incurrence (in each case, to the extent not funded with the proceeds of long-term debt); provided that (i) the Borrower may, but shall not be required to, seek commitments in respect of an ABL Incremental Increase from existing ABL Lenders, but no existing ABL Lender will be required to participate in any such Incremental ABL Increase without its consent, (ii) subject to the Measuring Compliance (as defined below) provisions, no event of default under the ABL Facility would exist after giving effect thereto, (iii) pricing for any Incremental ABL Increase in the form of a last-out facility shall be on terms as agreed with the new lenders, with no “MFN” (a “Last-Out Facility”), (iv) pricing for any Incremental ABL Increase not in the form of a Last-Out Facility shall be on terms as agreed with lenders providing such Incremental ABL Increase but the applicable margins and commitment fee under the ABL Facility shall be increased if necessary to be consistent with that for such Incremental ABL Increase, and (v) the documentation and terms of any Incremental ABL Increase shall be documented solely as an increase to the commitments under the ABL Facility without any change in terms other than those necessary to effect such Incremental ABL Increase and other than with respect to a Last-Out Facility, which shall have terms as may be agreed to among the Borrower and the lenders providing such facility; provided that such terms (other than advance rates, the revolving or term nature of the facility, pricing, interest rate margins, rate floors, fees and subordination in the “default waterfall”) shall be reasonably satisfactory to the ABL Administrative Agent. Any upfront fees paid to Lenders pursuant to an Incremental ABL Increase are to be determined between the Borrower and the ABL Lenders participating in such Incremental ABL Increase.

Refinancing ABL Facility:	The ABL Facility Documentation will permit the Borrower to refinance commitments under the ABL Facility from time to time, in whole or part, with one or more new revolving credit facilities (each, a “Refinancing ABL Facility”), respectively, under the ABL Facility Documentation with the consent of the Borrower and the institutions providing such Refinancing ABL Facility; provided that:

(i) any Refinancing ABL Facility does not mature (or require commitment reductions or amortization) prior to the maturity of the revolving commitments being refinanced;

(ii) the other terms and conditions of such Refinancing ABL Facility (excluding pricing and optional prepayment or redemption terms) are substantially identical to, or (when taken as a whole) less favorable to the investors providing such Refinancing ABL Facility than, those applicable to the revolving commitments being refinanced (each as determined by the Borrower in good faith) (except for covenants or other provisions applicable only to periods after the latest final maturity date of the revolving commitments existing at the time of such refinancing or as are incorporated into the ABL Facility Documentation for the benefit of all existing ABL Lenders (which may be accomplished without further amendment requirements));

(iii) the proceeds of such Refinancing ABL Facilities shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding loans and pro rata commitment reductions under the ABL Facility being so refinanced and the payment of fees, expenses and premiums, if any, payable in connection therewith;

(iv) Refinancing ABL Facilities, other than a Last-Out Facility, shall be borrowed and repaid on a pro rata basis with any remaining commitments under the ABL Facilities and be part of, and count against the Borrowing Base on the same basis as the commitments being refinanced; and

(v) Refinancing ABL Facilities may not be guaranteed (or have as a Co-Borrower) by any person other than a Borrower or Guarantor and to the extent secured, shall be secured only by the Collateral and on an equal or junior basis with the ABL Facility.

Purpose:	The proceeds of borrowings under the ABL Facility will be used by the Borrower and its subsidiaries on and after the Closing Date to replace existing letters of credit, drawings under the Existing ABL Credit Agreement, together with the proceeds from the incurrence of the Bridge Facility and/or the Notes, the proceeds from borrowings under the Term Loan Facility, the proceeds from the Preferred Equity and cash on hand, to pay the Acquisition Costs, and for working capital and other general corporate purposes, including the financing of permitted acquisitions and other permitted investments.

Availability:	The ABL Facility may be borrowed at any time on and after the Closing Date to, but excluding, the business day immediately preceding the final maturity of the ABL Facility; provided that, on the Closing Date, the ABL Facility will only be available (i) to finance any OID or upfront fees required to be paid on the Closing Date in connection with the “market flex” provisions in the Fee Letter, plus (ii) to refinance any amounts outstanding under the Existing ABL Credit Agreement, plus (iii) to the extent used to pay the purchase price under the Acquisition and/or for working capital purposes, up to an amount to be agreed but no less than $100 million; provided, further, that (i) the aggregate amount of loans, unreimbursed letter of credit drawings and letters of credit outstanding under the ABL Facility at any time shall not exceed the Loan Cap (as defined below) and (ii) the aggregate amount of loans outstanding to the Borrower, unreimbursed drawings under letters of credit issued for the account of the Borrower and letters of credit outstanding for the account of the Borrower shall not exceed the Borrowing Base.

Borrowing Base:	In the event that the ABL Administrative Agent has not received commercial finance examinations or inventory appraisals with respect to Borrowing Base assets of the Target reasonably satisfactory to the ABL Administrative Agent prior to the Closing Date, Borrower shall use its commercially reasonable efforts to provide the ABL Administrative Agent, the field examiners and the inventory appraisers sufficient access and information to complete such commercial finance examinations and inventory appraisals within 90 days after the Closing Date; provided that if the commercial finance examinations and inventory appraisals are not delivered within 90 days after the Closing Date, the portion of the Borrowing Base attributable to Borrowing Base assets of the Target shall be equal to $0 until the date on which such delivery has occurred and the ABL Administrative Agent shall have been afforded a reasonable period of time to review, and be reasonably satisfied with, such commercial finance examinations and inventory appraisals. Notwithstanding anything to the contrary, until the delivery of the first borrowing base certificate under the ABL Facility Documentation, the Borrowing Base shall be deemed to be no less than the US Borrowing Base (as defined in the Existing ABL Credit Agreement) attributable to the US Borrowers (as defined in the Existing ABL Credit Agreement) of CommScope as of the last fiscal month ending immediately prior to the Closing Date (the “Borrowing Base Floor”).

“Availability” means an amount equal to the Loan Cap minus the aggregate amount of loans, unreimbursed letter of credit drawings and letters of credit outstanding under the ABL Facility.

“Borrowing Base” shall be defined in a manner consistent with the definition of “US Borrowing Base” in the Existing ABL Credit Agreement.

“Loan Cap” shall mean an amount, as of any date of determination, equal to the lesser of (i) the Borrowing Base as in effect on such date and (ii) the aggregate commitments under the ABL Facility.

ABL borrowing base advance rates, eligibility requirements and reserves shall be set forth in the ABL Facility Documentation in a manner consistent with the Existing ABL Credit Agreement (subject to exclusion of sub-facilities outside of the United States, and related terms and provisions) and shall initially be based on field exams and appraisals reasonably acceptable to the ABL Administrative Agent.

The Borrowing Base shall be computed on a monthly basis pursuant to a monthly borrowing base certificate to be delivered by the Borrower to the ABL Administrative Agent consistent with the Existing ABL Credit Agreement (or, if during a Liquidity Event Period, on a more frequent basis (but not more frequently than weekly) as shall be reasonably determined by the ABL Administrative Agent); provided that the Borrower shall deliver a preliminary borrowing base certificate for the informational purposes of the ABL Administrative Agent reasonably prior to the Closing Date (it being understood that such initial borrowing base certificate may state that the Borrowing Base equals the Borrowing Base Floor).

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	During the continuance of a payment or bankruptcy event of default, with respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans (as defined in Annex I hereto) plus 2.00% per annum and in each case, shall be payable on demand (such rate, the “ABL Default Rate”).

Swingline Loans:	A portion of the ABL Facility not in excess of $80 million (or such higher amount as agreed to by the Swingline Lender in its discretion) will be available for swingline loans (the “Swingline Loans”) in dollars on same-day notice from the ABL Administrative Agent (in such capacity, the “Swingline Lender”). Except for purposes of calculating the commitment fee described below, any such swingline borrowings will reduce availability under the ABL Facility on a dollar-for-dollar basis.

Each Lender will, promptly upon request by the Swingline Lender, fund to the Swingline Lender its pro rata share of any swingline borrowings.

Swingline Loans will be repaid by the Lenders with ABL Loans on a weekly basis.

If any ABL Lender becomes a Defaulting Lender (to be defined in a manner consistent with Existing ABL Credit Agreement), then the swingline exposure of such Defaulting Lender will automatically be reallocated among the non-Defaulting Lenders pro rata in accordance with their commitments under the ABL Facility up to an amount such that the revolving credit exposure of such non-Defaulting Lender does not exceed its commitments. In the event such reallocation does not fully cover the exposure of such Defaulting Lender, the Swingline Lender may require the Borrower to repay such “uncovered” exposure in respect of the swingline loans and will have no obligation to make new swingline loans to the extent such swingline loans would exceed the commitments of the non-Defaulting Lenders.

Letters of Credit:	A portion of the ABL Facility not in excess of $250 million will be available to the Borrower and its restricted subsidiaries for the purpose of issuing letters of credit. Letters of credit under the ABL Facility will be issued by each of the ABL Lenders that hold commitments on the Closing Date (subject to individual sublimits based on the product of (x) their respective pro rata shares of the aggregate commitments in respect of the ABL Facility as of the date hereof and (y) the letter of credit sublimit) (each an “ABL Issuing Bank”); provided that no Initial Lender (or any affiliate of an Initial Lender) that is an ABL Issuing Bank shall be required to issue any letters of credit other than standby letters of credit. Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance or such longer period as may be agreed by the applicable Issuing Bank and (b) the third business day prior to the final maturity of the ABL Facility; provided that any letter of credit may provide for renewal thereof for additional periods of up to 12 months or such longer period as may be agreed by the applicable ABL Issuing Bank (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant ABL Issuing Bank). The face amount of any outstanding letter of credit (and, without duplication, any unpaid drawing in respect thereof) will reduce availability under the ABL Facility on a dollar-for-dollar basis. Letters of credit outstanding under the Existing ABL Credit Agreement on the Closing Date will be deemed to be issued under the ABL Facility, and additional letters of credit will be issued under the ABL Facility on the Closing Date if necessary to backstop or replace letters of credit of the Target.

Drawings under any letter of credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of loans under the ABL Facility) within one business day after notice of such drawing is received by such Borrower from the relevant ABL Issuing Bank. The ABL Lenders will be irrevocably and unconditionally obligated to acquire participations in each letter of credit, pro rata in accordance with their commitments under the ABL Facility, and to fund such participations in the event the Borrower does not reimburse an ABL Issuing Bank for drawings within the time period specified above.

If any ABL Lender becomes a Defaulting Lender, then the letter of credit exposure of such Defaulting Lender will automatically be reallocated among the non-Defaulting Lenders pro rata in accordance with their commitments under the ABL Facility up to an amount such that the revolving credit exposure of such non-Defaulting Lender does not exceed its commitments. In the event that such reallocation does not fully cover the exposure of such

Defaulting Lender, the applicable ABL Issuing Bank may require the Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding letter of credit and will have no obligation to issue new letters of credit, or to extend, renew or amend existing letters of credit to the extent letter of credit exposure would exceed the unused commitments of the non-Defaulting Lenders, unless such “uncovered” exposure is cash collateralized to such ABL Issuing Bank’s reasonable satisfaction.

Final Maturity:	The ABL Facility will mature, and the lending commitments thereunder will terminate, on the date that is five (5) years after the Closing Date; provided that the ABL Facility Documentation shall provide the right of individual ABL Lenders to agree to extend the maturity date of all or a portion of their outstanding ABL Facility commitments (which may include, among other things, an increase in the interest rate payable with respect to such extended ABL Facility commitments, with such extension not subject to any financial test or “most favored nation” pricing provision) upon the request of the Borrower and without the consent of any other ABL Lender; it being understood that each ABL Lender under the applicable tranche or tranches that are being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other ABL Lender in such tranche or tranches; provided further that it is understood that no existing ABL Lender will have any obligation to commit to any such extension.

Guarantees:	Subject to the Conditionality Provision, all obligations of the Borrower and the Co-Borrowers (collectively, the “Borrower ABL Obligations”) under the ABL Facility and, at the option of the Borrower, under any interest rate protection or other swap or hedging arrangements (other than any obligation of any Guarantor to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof)), and cash management arrangements entered into with a Lender, the Administrative Agent or any affiliate of a Lender or the Administrative Agent as of the Closing

Date (or who becomes a Lender or an affiliate thereof within 45 days of the Closing Date) or at the time of entering into such arrangements and designated by the Borrower as “Hedging/Cash Management Arrangements” (“Hedging/Cash Management Arrangements”) will be unconditionally guaranteed jointly and severally on a senior secured first-lien basis (the “ABL Guarantees”) by each Guarantor under the Term Loan Facility. For the avoidance of doubt, each Borrower or Guarantor under the ABL Facility shall be a Guarantor of the Term Loan Facility. With respect to the designation of any subsidiary as an “unrestricted subsidiary,” (i) the Borrower shall deliver a Borrowing Base Certificate if the Borrowing Base would be reduced by more than 15% of the Loan Cap in effect of such time by the designation of such subsidiary and (ii) as a condition to any such designation as an unrestricted subsidiary or any re-designation of an unrestricted subsidiary as a restricted subsidiary, no payment or bankruptcy event of default shall exist or would result therefrom. Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the ABL Administrative Agent reasonably agree that the cost or other consequences of providing such a guarantee is excessive in relation to the value afforded thereby; provided that non-Guarantor assets shall not be included in the Borrowing Base.

Security:	Subject to the limitations set forth below in this section, subject to the Conditionality Provision and the Intercreditor Agreement, the Borrower ABL Obligations and the ABL Guarantees and, at the option of the Borrower, the Hedging/Cash Management Arrangements will be secured by (i) perfected first priority security interests in personal property of the Borrower and the Guarantors consisting of (a) accounts receivable; (b) inventory; (c) [reserved]; (d) cash, deposit accounts, securities accounts and investment property (other than equity interests and indebtedness of Parent or any of its subsidiaries, identifiable proceeds of Cash Flow Priority Collateral and deposit accounts and securities accounts containing solely identifiable proceeds of Cash Flow Priority Collateral, in each case, as provided in the Intercreditor Agreement (as defined in Exhibit B)); (e) to the extent giving rise to, representing or relating to any of the foregoing, general intangibles (other than intellectual property; provided that, subject to the relevant Intercreditor Agreement, the ABL Administrative Agent shall have a license allowing the use of such intellectual property as may be necessary for the liquidation of the ABL Priority Collateral in addition to the benefit of other customary intercreditor provisions relating to the access and use of the Cash Flow Priority Collateral), chattel paper, instruments, books and records and insurance policies; and (f) all products and proceeds of the foregoing (other than identifiable proceeds of Cash Flow Priority Collateral) (the assets set forth in this clause (i), but excluding Excluded Assets (as defined below), the “ABL Priority Collateral”) and (ii) second priority security interests in the Cash Flow Priority Collateral (as defined in Exhibit B) (the Cash Flow Priority Collateral together with the ABL Priority Collateral, the “Collateral”).

Notwithstanding anything to the contrary, the Collateral shall exclude all Excluded Assets; provided that no assets that are included in the Borrowing Base shall constitute Excluded Assets, and in any event, the ABL Facility shall not be secured by (A) any fee-owned real property, and (B) all real property leasehold interests.

All the above-described pledges, security interests shall be created on terms and within time frames to be set forth in the ABL Facility Documentation; and none of the Collateral shall be subject to other pledges, security interests or mortgages (except liens securing the Term Loan Facility (subject to the terms of the Intercreditor Agreement), other permitted liens and other exceptions and baskets to be set forth in the ABL Facility Documentation).

Notwithstanding anything to the contrary set forth herein, Parent, the Borrower and the subsidiary Guarantors shall not be required, nor shall the ABL Administrative Agent be authorized, except as expressly set forth in the ABL Facility Documentation, (i) to perfect the above-described pledges and security interests by any means other than by (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant State(s), (B) filings in United States government offices with respect to intellectual property as expressly required in the ABL Facility Documentation, (C) subject to the Intercreditor Agreement, delivery to the ABL Administrative Agent (or to the Term Administrative Agent under the Term Loan Facility on its behalf in the case of Cash Flow Priority Collateral) to be held in its possession of all Collateral consisting of intercompany notes, stock certificates of the Borrower and its subsidiaries and instruments, in each case as expressly required in the ABL Facility Documentation, or (D) control agreements as set forth under “Cash Dominion” below or (ii) to enter into any control agreement with respect to any deposit account or securities account (except as set forth under “Cash Dominion” below) or (iii) to take any action (other than the actions listed in clauses (i)(A) and (i)(D) above) with respect to any assets located outside of the United States.

To the extent the Term Administrative Agent determines any property or assets constituting Cash Flow Priority Collateral shall not become part of or shall be excluded from the Collateral under a provision that exists in substantially the same form in both the Term Loan Facility Documentation and the ABL Facility Documentation, the ABL Administrative Agent shall automatically be deemed to accept such determination and shall execute any documentation, if applicable, requested by the Borrower in connection therewith (it being understood that if such exclusion is with respect to any assets constituting part of the Borrowing Base, the Borrowing Base shall be adjusted as set forth in the ABL Facility Documentation and any mandatory prepayment (or cash collateralization) required pursuant to the mandatory prepayment provisions of the ABL Facility Documentation shall be required to be made concurrently with such exclusion).

Mandatory Prepayments:	The Borrower shall repay outstanding applicable loans under the ABL Facility (and cash collateralize outstanding letters of credit) to the extent that such loans under the ABL Facility, unreimbursed letter of credit drawings and letters of credit exceed the “Availability” including, without limitation, as a result of changes in Availability of the type contemplated by clause (e) below under “Conditions to All Borrowings,” as mutually agreed and set forth in the ABL Facility Documentation.

After the occurrence and during the continuance of a Liquidity Event Period, all amounts deposited in blocked accounts maintained by the ABL Administrative Agent will, subject to the limitations described above, be promptly applied by the ABL Administrative Agent as required under “Application of Prepayments” below.

Application of Prepayments:	Mandatory prepayments under the ABL Facility shall be applied (i) first, to repay any protective advances, (ii)

second, to repay outstanding Swingline Loans on a pro rata basis until such Swingline Loans have been repaid in full, (iii) third, to repay outstanding ABL Loans on a pro rata basis until such ABL Loans have been repaid in full and (iv) fourth, to cash collateralize letters of credit, in each case, without a corresponding reduction of commitments under the ABL Facility.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the ABL Facility commitments and voluntary prepayments of borrowings under the ABL Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the ABL Lenders’ actual redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Documentation:	Subject to the Conditionality Provision, the definitive documentation for the ABL Facility (the “ABL Facility Documentation”) will be based upon the definitive documentation (including financial definitions) for the Term Loan Facility, as updated to account for the asset-based nature of the ABL Facility, and will be consistent with the Commitment Letter, this ABL Term Sheet and the Fee Letter and substantially consistent with the Existing ABL Credit Agreement (as modified to reflect the terms hereof, including the elimination of any non-U.S. borrowing base), and will contain only those conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth (or referred to) in this Term Sheet (subject to modification, other than as it relates to conditions, in accordance with the “market flex” provisions of the Fee Letter), and other terms and provisions to be mutually agreed upon and consistent with the Existing ABL Credit Agreement.

Representations and Warranties:	Substantially consistent with the Term Loan Facility Documentation and, with respect to ABL specific provisions, the Existing ABL Credit Agreement and shall include a customary representation with respect to the Borrowing Base certificates.

Conditions to Initial Borrowing:	Subject to the Conditionality Provision, the availability of the initial borrowing and other extensions of credit under the ABL Facility on the Closing Date will be subject solely to the conditions in Section 6 of the Commitment Letter, in Exhibit E of the Commitment Letter and clause (a) below under “Conditions to All Borrowings.”

Conditions to All Borrowings:	The making of each extension of credit under the ABL Facility shall be conditioned upon (a) delivery of a customary borrowing notice, (b) after the Closing Date, the accuracy of representations and warranties in all material respects, (c) after the Closing Date, the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit, (d) Availability (subject to the then-applicable Borrowing Base and/or the Borrowing Base Floor), and (e) the extension of credit shall not exceed the amount of the Borrowing Base attributable to the assets of the Borrower for such extension of credit (as reflected in the most recently delivered borrowing base certificate or, prior to the delivery of the first borrowing base certificate, as reasonably allocated with respect to the Borrowing Base Floor).

Notwithstanding the foregoing, the ABL Facility will permit the ABL Administrative Agent to make limited protective advances (the definition of which is to be mutually agreed) on terms consistent with the Existing ABL Credit Agreement.

Affirmative Covenants:	Substantially consistent with the Term Loan Facility Documentation, and ABL specific provisions consistent with the Existing ABL Credit Agreement, including covenants with respect to (i) delivery of borrowing base certificates, (ii) maintenance of cash management systems and (iii) commercial finance examinations and inventory appraisals; provided that the ABL Administrative Agent may conduct up to one field examination and up to one inventory appraisal during any calendar year; provided further that (i) at any time after the date on which Excess Availability has been less than the greater of 10% of the Borrowing Base and $60 million for five consecutive business days, field examinations and inventory appraisals may each be conducted (at the expense of the ABL Borrowers) two times during such calendar year and (ii) at any time during the continuation of an Event of Default, field examinations and inventory appraisals may be conducted (at the expense of the ABL Borrowers) as frequently as determined by the ABL Administrative Agent in its Permitted Discretion (as defined in the Existing ABL Credit Agreement).

Negative Covenants:	Substantially consistent with the Term Loan Facility Documentation but in no event less favorable to the Borrower than those in the Term Loan Facility Documentation; provided that (1) the incurrence of any debt secured by the Collateral shall require that such liens are subject to satisfactory intercreditor arrangements that will provide that such liens rank junior to the liens on the ABL Priority Collateral in relation to the liens securing the ABL Facility, (2) the ABL Facility Documentation will not include any unlimited covenant baskets for restricted payments, prepayments of junior debt and investments, in each case based solely on pro forma compliance with a leverage ratio test, and (3) the ABL Facility Documentation “builder” basket will include the starter basket and no other builders.

In addition, the ABL Facility Documentation shall include (i) delivery of an updated borrowing base certificate upon the disposition of ABL Priority Collateral with an aggregate value of greater than an amount to be agreed, (ii) “Payment Conditions” exceptions consistent with the Existing ABL Credit Agreement which shall permit unlimited investments, acquisitions, restricted payments and payments of restricted junior debt subject to compliance with the applicable requirements and (iii) other ABL specific provisions consistent with the Existing ABL Credit Agreement:

Payment Conditions:	Subject to Measuring Compliance, no event of default and either (A) Excess Availability above the greater of 12.5% of the Borrowing Base and $75.0 million and compliance with a 1.00 to 1.00 Fixed Charge Coverage Ratio or (B) Excess Availability above the greater of 17.5% of the Borrowing Base and $112.5 million, in each case, on a pro forma basis.

Cash Dominion:	The Borrower and the Guarantors shall be required to enter into account control agreements on the Borrower’s and the Guarantors’ concentration accounts and all other accounts (with exceptions for (a) accounts used exclusively as (i) payroll and fiduciary accounts for the benefit of unaffiliated third parties, (ii) tax accounts, (iii) escrow accounts for the benefit of unaffiliated third parties or (iv) zero balance accounts, (b) any excluded accounts pursuant to the Existing ABL Credit Agreement and (c) certain other accounts with deposits up to a threshold to be agreed (subject to an aggregate cap)) within 90 days after the Closing Date (or such longer period as the ABL Administrative Agent may agree). Subject to certain exceptions, cash will be required to be deposited in an account of the Borrower and the Guarantors subject to a control agreement. During a Liquidity Event Period (as defined below), the Borrower shall be required to maintain with the ABL Administrative Agent or a bank affiliate of the ABL Administrative Agent a main cash concentration account and with the ABL Administrative Agent or a bank affiliate of the ABL Administrative Agent or other banks acceptable to the ABL Administrative Agent blocked accounts into which all cash received by a Borrower or a Guarantor are paid. The ABL Administrative Agent shall have the right, during any Liquidity Period, to cause all amounts on deposit in any blocked account to be transferred to the main concentration account at the end of each business day. During a Liquidity Event Period, the ABL Administrative Agent shall have the right to require that all amounts on deposit in the main concentration account be applied, subject to customary exceptions, limitations and thresholds to be agreed, on a daily basis by the ABL Administrative Agent to reduce amounts outstanding under the ABL Facility.

“Liquidity Event Period” means (a) the period from the date Excess Availability (as defined below) shall have been less than the greater of (i) 10% of the Borrowing Base and (ii) $60.0 million, in either case for 5 consecutive business days, in each case to the date Excess Availability shall have been at least 10% of the Borrowing Base or $60.0 million, as the case may be, for 20 consecutive calendar days or (b) upon the occurrence of any payment or bankruptcy event of default or any event of default for failure to deliver a borrowing base certificate. The ABL Administrative Agent shall be obligated to release cash control upon the termination of any Liquidity Period.

“Excess Availability” means, at any time, the amount by which (a)(i) the Loan Cap, plus (ii) to the extent that the Borrowing Base exceeds the aggregate commitments under the ABL Facility at such time, an amount equal to 100% of such excess (other than in respect of a Last-Out Facility) (provided that (x) if Availability is less than the lesser of (A) 5.0% of the Loan Cap and (B) $37.5 million, the amount under this clause (ii) shall be deemed to be zero and (y) this clause (ii) shall not be included when calculating Excess Availability for purposes of determining whether additional field exams or appraisals are required under Affirmative Covenants above.), plus (iii) Eligible Borrowing Base Cash exceeds (b) the aggregate amount of ABL Loans and unreimbursed letter of credit drawings and letters of credit outstanding at such time.

“Eligible Borrowing Base Cash” means the amount of unrestricted cash and cash equivalents (other than any Specified Equity Contribution) of the Borrower and the Guarantors at such time (to the extent held in accounts in the name of, or subject to control of, the ABL Administrative Agent or subject to customary control agreements).

Financial Covenant:	The ABL Facility Documentation will contain the following financial covenant with regard to the Borrower and its restricted subsidiaries on a consolidated basis: a minimum Fixed Charge Coverage Ratio (calculated as of the last day of the most recent fiscal quarter) of 1.00:1.00 when the Excess Availability at any time during such quarter is less than the greater of (i) 10.0% of the Borrowing Base and (ii) $60.0 million.

“Fixed Charge Coverage Ratio” shall be defined in a manner consistent with Existing ABL Credit Agreement.

For purposes of determining compliance with the financial covenant and the other provisions of the ABL Facility Documentation affected by such compliance, any cash equity contribution (which shall be common equity), made to the Borrower after the end of the relevant fiscal quarter and on or prior to the day that is ten business days after the day on which compliance certificates are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of consolidated EBITDA solely for the purposes of determining compliance with the financial covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made and no more than five Specified Equity Contributions may be made during the term of the ABL Facility, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in pro forma compliance with the financial covenant, (c) all Specified Equity Contributions shall be disregarded for purposes of determining any financial ratio-based conditions, pricing or any baskets with respect to the covenants contained in the

Facilities Documentation, (d) there shall be no pro forma or other reduction in indebtedness (including by way of netting cash) with the proceeds of any Specified Equity Contribution for determining compliance with the financial covenant for the fiscal quarter in which such Specified Equity Contribution is made and (e) the Borrower shall not be permitted to borrow or request letters of credit until the Specified Equity Contribution has been received by the Borrower.

Unrestricted Subsidiaries:	Substantially consistent with the Term Loan Facility Documentation.

Events of Default:	Substantially consistent with the Term Loan Facility Documentation with ABL specific provisions consistent with the Existing ABL Credit Agreement; provided, that, failure to deliver a Borrowing Base certificate shall be subject to a 5-day cure period (and two business days for weekly Borrowing Base certificates), after such failure, failure to comply with cash management covenant shall not be subject to a grace period and the ABL Facility Documentation shall include a cross-default and cross-acceleration to all material indebtedness (including the Term Loan Facility).

Voting:	Substantially consistent with the Term Loan Facility Documentation; provided that (i) the consent of the ABL Lenders holding at least 66 2/3% of the aggregate amount of loans and commitments under the ABL Facility will be required with respect to any change in advance rates, eligibility criteria, eligible asset classes, reserves or sublimits or other changes, in each case, which have the effect of increasing availability under the Borrowing Base (other than changes in reserves implemented by the ABL Administrative Agent) and (ii) the consent of each affected ABL Lender shall be required with respect to changes in certain pro rata sharing provisions and the application of payment upon the exercise of remedies.

Cost and Yield Protection:	Substantially consistent with the Term Loan Facility Documentation.

Assignments and Participations:	Substantially consistent with the Existing ABL Credit Agreement, but with changes to provide that each assignment (other than to another ABL Lender, an affiliate of an ABL Lender or an approved fund) will be in a minimum amount of $5 million (or lesser amount, if agreed between the Borrower and the ABL Administrative Agent).

Expenses and Indemnification:	Substantially consistent with the Term Loan Facility Documentation.

Governing Law and Forum:	New York.

Counsel to the ABL Administrative Agent, Lead Arranger and Joint Bookrunners:	Cahill Gordon & Reindel LLP.

ANNEX I to

EXHIBIT C

Interest Rates:	The interest rates under the ABL Facility will be as follows:

	ABL Facility: At the option of the Borrower, initially, Adjusted LIBOR plus 1.50% or ABR plus 0.50%.

	Swingline Loans: All Swingline Loans will be ABR loans.

From and after the delivery by the Borrower to the ABL Administrative Agent of the borrowing base certificate for the first full fiscal month completed after the Closing Date, interest rate margins under the ABL Facility shall be determined by reference to the following grid based on the Borrower’s average Excess Availability during the immediately preceding month.

	Average Excess Availability	Interest Rate Margin for Adjusted LIBOR Loans that are ABL Loans	Interest Rate Margin for ABR Loans that are ABL Loans or Swingline Loans
	< 50% of ABL Commitments	1.50%	0.50%
	≥ 50% of the ABL Commitments	1.25%	0.25%

	The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed to by all relevant Lenders, 12 months or a period of shorter than one month) for Adjusted LIBOR borrowings.

	Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the prime rate).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Adjusted LIBOR, at the end of each interest period and, for interest periods of greater than three months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the

C-I-1

ABR, quarterly in arrears and on the applicable maturity date.

“ABR” is the Alternate Base Rate, which is the highest of (i) the rate of interest last quoted by The Wall Street Journal in the U.S. as the “prime rate” in effect (the “Prime Rate”) (ii) the NYFRB Rate from time to time plus 0.5% and (iii) Adjusted LIBOR for a one month interest period plus 1.00%. If the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00%

“Adjusted LIBOR” is with respect to the ABL Facility, the London interbank offered rate (“LIBOR”) for dollars, adjusted for statutory reserve requirements for eurocurrency liabilities.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar Borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

There shall be a minimum Adjusted LIBOR (i.e., Adjusted LIBOR prior to adding any applicable interest rate margins thereto) requirement of 0.00% per annum.

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	The ABL Facility shall include a customary LIBOR replacement provision in the event LIBOR is discontinued.

Letter of Credit Fee:

A per annum fee equal to the spread over Adjusted LIBOR under the ABL Facility will accrue on the aggregate face amount of outstanding letters of credit under the ABL Facility, payable in arrears at the end of each quarter and upon the termination of the respective letter of credit, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the ABL Lenders pro rata in accordance with the amount of each such Lender’s ABL Facility commitment, with exceptions for Defaulting Lenders. In addition, the Borrower shall pay to each ABL Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% upon the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the ABL Facility, calculated based upon the actual number of days elapsed over a 360-day year and (b) customary issuance and administration fees.

Commitment Fees:

The Borrower shall pay a commitment fee of 0.375% per annum initially, and after delivery by the Borrower to the Administrative Agent of the borrowing base certificate for the first full fiscal month completed after the Closing Date, based on the average daily unused portion of the ABL Facility for the immediately preceding fiscal quarter of the Borrower pursuant to the following grid:

	Average Unused Portion of the ABL Facility	Commitment Fee
	Less than 50% of the aggregate commitments under the ABL Facility	0.250%
	Equal to or greater than 50% of the aggregate commitments under the ABL Facility	0.375%

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EXHIBIT D

Project Aspen

Bridge Facility

Summary of Principal Terms and Conditions4

Borrower:	The Borrower under the Term Loan Facility.

Transaction:	As set forth in Exhibit A to the Commitment Letter.

Bridge Administrative Agent:	Bank of America will act as sole administrative agent for a syndicate of banks, financial institutions and other entities reasonably acceptable to the Borrower (excluding Disqualified Lenders and subject to the reasonable approval of the Borrower) (together with the Initial Lenders, the “Bridge Lenders”), and will perform the duties customarily associated with such role.

Lead Arranger and Bookrunner:	MLPFS, JPMorgan and DBSI will act as joint lead arrangers and joint bookrunners for the Bridge Facility and will perform the duties customarily associated with such roles; provided that you agree that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC.

Syndication Agent:	A financial institution or institutions to be designated by the Borrower.

Documentation Agent:	A financial institution or institutions to be designated by the Borrower.

Initial Bridge Loans:	The Bridge Lenders will make Initial Bridge Loans to the Borrower on the Closing Date in an aggregate principal amount, to be determined by the Borrower, of up to $1,000 million, plus, at the Borrower’s option, an amount sufficient to fund all or a portion of the OID with respect to an issuance of Notes (such increased amount, the “Bridge Loan OID Increase”) minus any gross cash proceeds from any Notes issued by the Borrower on or prior to the Closing Date, which proceeds, if funded prior to the Closing Date into escrow arrangements, are available to consummate the Transactions on the Closing Date.

[4]	All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this Term Sheet is attached, including the exhibits thereto.

Availability:	The Bridge Lenders will make the Initial Bridge Loans on the Closing Date in a single drawing, contemporaneously with the consummation of the Acquisition and the initial funding under the Term Loan Facility.

Conditions to Initial Borrowing:	The availability of the initial borrowings under the Bridge Facility on the Closing Date shall be conditioned solely upon (i) the satisfaction of the applicable conditions set forth in Section 6 of the Commitment Letter and Exhibit E to the Commitment Letter and (ii) delivery of a customary borrowing notice.

Purpose:	The proceeds of borrowings of the Initial Bridge Loans will be used by the Borrower on the Closing Date, together with the proceeds of borrowings under the Term Loan Facility, the proceeds of borrowings under the ABL Facility (if any), the proceeds of the issuance of the Notes (if any), the proceeds from the Preferred Equity and cash on hand, to pay the Acquisition Costs.

Documentation:	The definitive documentation for the Bridge Facility (the “Bridge Facility Documentation”) shall, except as expressly set forth in this Term Sheet, be based on and consistent with CommScope Precedent, and will contain only those conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth (or referred to) in this Term Sheet (subject to modification in accordance with the “market flex” provisions of the Fee Letter), and other terms and provisions to be mutually agreed upon and consistent with CommScope Precedent, the definitive terms of which will be negotiated in good faith giving due regard to CommScope Precedent, and shall be otherwise consistent with this Term Sheet (the provisions of such facility being referred to collectively as the “Bridge Documentation Principles”).

Ranking:	The Initial Bridge Loans will rank pari passu in right of payment with the Term Loan Facility and other senior indebtedness of the Borrower.

Guarantees:	The Initial Bridge Loans will be jointly and severally guaranteed by each Guarantor (as defined in Exhibit B to the Commitment Letter), other than any parent Guarantor, on a senior unsecured basis (such guarantees, the “Bridge Guarantees”). The Bridge Guarantees will automatically be released upon the release of the corresponding guarantees of the Term Loan Facility (except in the case of repayment in full or termination of the Term Loan Facility) and “Certain Capital Markets Debt” (as defined in the CommScope Indenture) or the occurrence of any other applicable event set forth in the CommScope Precedent. The Bridge Guarantees will rank pari passu in right of payment with guarantees of the Term Loan Facility.

Security:	The Initial Bridge Loans will not be secured.

Maturity:	All Initial Bridge Loans will have an initial maturity date that is the first anniversary of the Closing Date (the “Initial Bridge Loan Maturity Date”), which shall be extended as provided below. If any of the Initial Bridge Loans have not been previously repaid in full on or prior to the Initial Bridge Loan Maturity Date, such Initial Bridge Loans shall automatically be extended into senior unsecured term loans (the “Extended Term Loans”) due on the date that is eight years after the Closing Date (the “Extended Maturity Date”), having the terms set forth on Annex C-I hereto. The date on which Initial Bridge Loans are extended as Extended Term Loans is referred to as the “Extension Date.” At any time or from time to time on or after the Extension Date, at the option of the Bridge Lenders and upon reasonable notice to the Borrower, the Extended Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Exchange Notes”) having a principal amount equal to the exchanged Extended Term Loans and having the terms set forth in Annex C-II hereto.

The Initial Bridge Loans, the Extended Term Loans and the Exchange Notes shall be pari passu for all purposes.

Interest Rates:	Prior to the Initial Bridge Loan Maturity Date, the Initial Bridge Loans will accrue interest at a rate per annum equal to Adjusted LIBOR (as defined below) plus 475 basis points (the “Initial Margin”). The Initial Margin will increase by an additional 50 basis points on the date that is three months after the Closing Date and an additional 50 basis points at the end of each additional three-month period thereafter; provided that at no time shall the interest rate in effect on the Initial Bridge Loans exceed the Total Cap (as defined in the Fee Letter), excluding interest at the default rate as described below.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

“Adjusted LIBOR” on any date, means the greater of (i) 0.00% per annum and (ii) the rate per annum (adjusted for statutory reserve requirements for Eurocurrency liabilities) for Eurodollar deposits for an interest period of one, two or three months, as selected by the Borrower, appearing on the LIBOR01 Page, in the case of Initial Bridge Loans, published by Reuters two business days prior to such date, as set at the beginning of each applicable interest period.

The Bridge Facility shall include a customary LIBOR replacement provision in the event LIBOR is discontinued.

Interest Payments:	Interest will be payable (or shall accrue) in arrears on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date that is three months after the first day of such interest period and on the Initial Bridge Loan Maturity Date.

Default Rate:	With respect to overdue principal, interest and other overdue amounts, the applicable interest rate plus 2.00% per annum.

Mandatory Prepayments:	Consistent with the Bridge Documentation Principles and subject to the mandatory prepayment provisions of the Term Loan Facility, the Borrower will be required to prepay the Initial Bridge Loans on a pro rata basis (or in the case of clause (i) below on the basis described in such clause) at 100% of the outstanding principal amount thereof plus accrued and unpaid interest with (i) the net cash proceeds from the issuance of Securities (as defined in the Fee Letter) pursuant to a Securities Demand (as defined in the Fee Letter); provided that in the event any Bridge Lender or affiliate of a Bridge Lender purchases debt securities from the Borrower pursuant to a Securities Demand at an issue price above the level at which such Bridge Lender or affiliate has determined such debt securities can be resold by such Bridge Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Borrower thereof), the net cash proceeds received by the Borrower in respect of such debt securities may, at the option of such Bridge Lender or affiliate, be applied first to repay the Initial Bridge Loans of such Bridge Lender or affiliate under the Bridge Facility (provided that if there is more than one such Bridge Lender or affiliate then such net cash proceeds will be applied pro rata to repay Initial Bridge Loans of all such Bridge Lenders or affiliates in proportion to such Bridge Lenders’ or affiliates’ principal amount of debt securities purchased from the Borrower) prior to being applied to prepay the

Initial Bridge Loans held by other Bridge Lenders; (ii) the net cash proceeds from the issuance of equity-linked securities or equity interests by, or equity contributions to, the Parent (other than the Preferred Equity, equity contributed pursuant to employee stock plans and other exceptions to be agreed); and (iii) the net cash proceeds from any non-ordinary course asset sales or dispositions by the Borrower or any restricted subsidiary in excess of an amount to be agreed, and subject to the right of the Borrower to reinvest 100% of such proceeds, if such proceeds are reinvested (or committed to be reinvested) within 18 months and, if so committed to be reinvested, so long as such reinvestment is actually completed within the later of 180 days after such commitment or 18 months after the receipt of such proceeds, and other exceptions to be set forth in the Bridge Facility Documentation, and, in the case of any such prepayments pursuant to the foregoing clauses (ii) and (iii) above, with exceptions and baskets consistent with the Bridge Documentation Principles, including, but not limited to, exceptions and baskets no more restrictive than those applicable to the Term Loan Facility.

Prepayments from non-United States subsidiaries’ asset sale proceeds will be limited under the Bridge Facility Documentation to the extent distributions of such asset sale proceeds would result in adverse tax consequences or would be prohibited or restricted by applicable law, rule or regulation, consistent with the Term Loan Facility Documentation.

The Borrower will also be required to offer to prepay the Initial Bridge Loans following the occurrence of a change of control (with “change of control” defined in a manner consistent with CommScope Precedent) at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repayment.

Optional Prepayment:	The Initial Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest to the date of prepayment but without premium or penalty (but with breakage costs related to prepayments not made on the last day of the relevant interest period), upon not less than one business day’s prior written notice, at the option of the Borrower at any time.

Representations and Warranties:	The Bridge Facility Documentation will contain representations and warranties as are substantially similar to those in the Term Loan Facility Documentation with modifications necessary to reflect differences in documentation and consistent with the Bridge Documentation Principles, but in any event as are no less favorable to the Borrower than those in the Term Loan Facility Documentation, including as to exceptions and qualifications.

Covenants:	The Bridge Facility Documentation will contain such affirmative and “high-yield” style, incurrence-based negative covenants with respect to the Borrower and its restricted subsidiaries as are consistent with CommScope Precedent and the Bridge Documentation Principles, the definitive terms of which will be negotiated in good faith, and will, in no event, except as set forth herein, be more restrictive than the corresponding covenants in the Term Loan Facility (as modified to take into account the unsecured nature of the Bridge Facility) (and including grace periods for annual and quarterly financial statements); provided that the covenants governing debt incurrence and restricted payments may be more restrictive than those of the Extended Term Loans and the Exchange Notes prior to the Extension Date. Notwithstanding the proviso in the immediately preceding sentence, (i) the covenant governing debt incurrence will provide that the Borrower will have the ability to incur debt pursuant to the credit facilities basket as set forth under “Incremental Term Loan Facility” in the Term Loan Facility Term Sheet or as otherwise permitted under the Term Loan Facility Documentation and (ii) provisions related to Retained Asset Sale Proceeds shall be consistent with, and no less favorable to the Borrower than those set forth in, the Term Loan Facility Documentation.

The affirmative covenants under the Bridge Facility Documentation will not include a “go-to-market” undertaking (however, for the avoidance of doubt, neither the affirmative covenants under the Bridge Facility Documentation nor any other provisions thereof will impair the rights of the parties under the “Engagement and Securities Demand” provisions of the Fee Letter).

Financial Maintenance Covenants:	None.

Events of Default:	The Bridge Facility Documentation will contain such events of default (including grace periods and threshold amounts) consistent with CommScope Precedent and the Bridge Documentation Principles.

Cost and Yield Protection:	The Bridge Facility Documentation will include customary tax gross-up, cost and yield protection provisions consistent with CommScope Precedent (including with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III). For the avoidance of doubt, there will be no gross-up or indemnification for any taxes imposed under FATCA.

Assignments and Participation:	Subject to the prior approval of the Bridge Administrative Agent, the Bridge Lenders will have the right (except to Disqualified Lenders (provided that the list of Disqualified Lenders shall be made available to any Lender upon written request and by such Lender to any potential assignee on a confidential basis; provided further that the foregoing shall not apply retroactively to disqualify any assignment to the extent such assignment was acquired by a party that was not a Disqualified Lender at the time of such assignment) or natural persons) to assign all or, subject to minimum amounts to be agreed, a portion of their Initial Bridge Loans after the Closing Date in consultation with, but without the consent of, the Borrower; provided, however, that prior to the Initial Bridge Loan Maturity Date, unless a Demand Failure Event (as defined in the Fee Letter) or a payment or bankruptcy event of default has occurred and is at such time continuing, the consent of the Borrower (not to be unreasonably withheld or delayed) shall be required with respect to any assignment if, subsequent thereto, the Initial Lenders would hold, in the aggregate, less than 51% of the outstanding Initial Bridge Loans.

The Bridge Lenders will have the right to participate their Initial Bridge Loans to other financial institutions (except to Disqualified Lenders (provided that the list of Disqualified Lenders shall be made available to any Lender upon written request and by such Lender to any potential participant on a confidential basis; provided further that the foregoing shall not apply retroactively to disqualify any participation to the extent such participation was acquired by a party that was not a Disqualified Lender at the time of such assignment) or natural persons); provided that no purchaser of participations shall have the right to exercise or to cause the selling Bridge Lender to exercise voting rights in respect of the Bridge Facility (except as to certain customary issues). Participants will have the same benefits as the selling Bridge Lenders would have with regard to yield protection and increased costs, subject to customary limitations and restrictions.

The Bridge Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Bridge Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of loans, or disclosure of confidential information, to, or the restrictions on any exercise or rights or remedies of, any Disqualified Lender.

Voting:	Amendments and waivers of the Bridge Facility Documentation will require the approval of Bridge Lenders holding more than 50% of the outstanding Initial Bridge Loans, except that (a) the consent of each directly and adversely affected Bridge Lender will be required for (i) reductions of principal, interest rates or the applicable margin (provided that waiver of a non-payment default or change to financial ratios shall not constitute a reduction of interest for this purpose) or fees or extensions of the dates for scheduled payment of principal or interest (but not by virtue of a waiver or amendment to the terms of any mandatory prepayment or any obligation to pay the default rate, any waiver or any change to a financial ratio), (ii) extensions of the Initial Bridge Loan Maturity Date (except as provided under “Maturity” above) or the Extended Maturity Date and (iii) subject to certain exceptions consistent with CommScope Precedent and the Bridge Documentation Principles, releases of all or substantially all of the Guarantors (other than in connection with any release or sale of the relevant Guarantor permitted by the Term Loan Facility Documentation or the Bridge Facility Documentation) and (b) the consent of Bridge Lenders holding 100% of the outstanding Initial Bridge Loans will be required with respect to modifications to any of the voting percentages.

Expenses and Indemnification:	The Borrower shall pay, if the Closing Date occurs, all reasonable and documented out-of-pocket costs and expenses of the Bridge Administrative Agent and the Commitment Parties (without duplication) in connection with the syndication of the Initial Bridge Loans and the preparation, execution, delivery, administration, amendment, waiver or modification and enforcement of the Bridge Facility Documentation (including the reasonable fees, disbursements and other charges of counsel identified herein (and, if reasonably necessary, any special or local counsel in jurisdictions material to the interests of the Bridge Lenders and, in the case of any actual or perceived conflict of interest, one additional counsel) or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed)).

The Borrower and the Guarantors, jointly and severally, will indemnify the Bridge Administrative Agent, the Commitment Parties and the Bridge Lenders and their affiliates, and the officers, directors, employees, advisors, agents, controlling persons and other representatives of the foregoing and their successors and permitted assigns, and hold them harmless from and against all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket costs and expenses (including reasonable fees, disbursements and other charges of one firm of counsel for all indemnified persons and, if reasonably necessary, one firm of local counsel in jurisdictions material to the interests of the Bridge Lenders (and, in the case of an actual or perceived conflict of interest, where the indemnified person affected by such conflict informs the Borrower of such conflict, of one additional firm of counsel (and local counsel in each relevant jurisdiction) to each group of similarly affected indemnified persons)) arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such indemnified person is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, its affiliates, creditors or any other third person), that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions connected therewith; provided that no indemnified person (and none of its affiliates and its and their respective officers, directors, employees, advisors, agents, controlling persons and other representatives) will be indemnified for any loss, claim, damage, cost, expense or liability to the extent determined by a court of competent jurisdiction in a final and non-appealable decision to have resulted from (i) the gross negligence, bad faith or willful misconduct of such person or any of its controlled affiliates or any of its or their respective officers, directors, employees, advisors, agents or other representatives of any of the foregoing, (ii) any material breach of the Bridge Facility Documentation by such person or any of its controlled affiliates, (iii) any dispute between or among indemnified persons (other than disputes involving claims against the Bridge Administrative Agent or any other agent or arranger in their respective capacities as such) and not involving any act or omission by the Borrower or its affiliates and (iv) settlements effected without the Borrower’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

Governing Law and Forum:	State of New York.

Counsel to the Bridge Administrative Agent, Lead Arranger and Joint Bookrunner:	Cahill Gordon & Reindel LLP.

ANNEX D-I

Extended Term Loans

Maturity:	The Extended Term Loans will mature on the Extended Maturity Date.

Interest Rate:	The Extended Term Loans will bear interest at an interest rate per annum equal to the Total Cap (excluding interest at the default rate as described below).

Interest Payment:	Interest shall be payable in arrears semi-annually commencing on the date that is six months following the Initial Bridge Loan Maturity Date and ending on the Extended Maturity Date, computed on the basis of a 360-day year.

Default Rate:	With respect to overdue principal and interest, the applicable interest rate plus 2.00% per annum.

Ranking:	Same as the Initial Bridge Loans.

Guarantees:	Same as the Initial Bridge Loans.

Security:	Same as the Initial Bridge Loans.

Covenants, Defaults, Offers to Repurchase and Voting:	Upon and after the Extension Date, the covenants, offers to repurchase (other than with respect to a change of control, with “change of control” defined in a manner consistent with CommScope Precedent and which shall be at 100% of the aggregate principal amount), defaults and voting provisions that would be applicable to the Exchange Notes, if issued, will also be applicable to the Extended Term Loans in lieu of the corresponding provisions of the Bridge Facility Documentation. For the avoidance of doubt, provisions related to Retained Asset Sale Proceeds shall be consistent with, and no less favorable to the Borrower than those set forth in, the Term Loan Facility Documentation.

Optional Prepayment:	The Extended Term Loans may be prepaid, in whole or in part, at par without premium or penalty, plus accrued and unpaid interest, upon not less than one business day’s prior written notice, at the option of the Borrower at any time.

D-I-1

Conditions to Conversion to Extended Term Loans:	None.

Governing Law and Forum:	State of New York.

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ANNEX D-II

Exchange Notes

Issuer:	The Borrower, in its capacity as the issuer of the Exchange Notes, is referred to as the “Issuer.”

Issue:	The Exchange Notes will be issued under an indenture in a form and on terms (other than as set forth herein) consistent with CommScope Precedent.

Principal Amount:	The Exchange Notes will be available only in exchange for the Extended Term Loans on or after the Extension Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Extended Term Loan for which it is exchanged. The Borrower may defer the first issuance of Exchange Notes until such time as the Borrower shall have received requests to issue an aggregate of at least $250 million in aggregate principal amount of Exchange Notes and shall not be required to issue Exchange Notes more than a number of times to be agreed in any calendar month.

Maturity:	The Exchange Notes will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Exchange Notes will bear interest payable semi-annually, in arrears, at a rate equal to the Total Cap.

Default Rate:	With respect to overdue principal and interest, the applicable interest rate plus 2.00% per annum.

Ranking:	Same as the Initial Bridge Loans and Extended Term Loans.

Guarantees:	Same as the Initial Bridge Loans and Extended Term Loans.

Security:	Same as Initial Bridge Loans and Extended Term Loans.

Offer to Purchase from Asset Sale Proceeds:	The Issuer will be required to make an offer to repurchase the Exchange Notes (and, if outstanding, prepay the Extended Term Loans) on a pro rata basis, which offer shall be at 100% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase, with the net cash proceeds from any non-ordinary course asset sales or dispositions by the Issuer or any restricted subsidiary that is in excess of amounts either reinvested in the business of the

D-II-1

Issuer or its restricted subsidiaries or paid to Term Lenders or the holders of certain other indebtedness, with such proceeds being applied to the Extended Term Loans, the Exchange Notes and the Notes in a manner to be agreed, subject to other exceptions and baskets consistent with CommScope Precedent and in any event not less favorable to the Issuer than those applicable to the Bridge Facility (including the right to reinvest proceeds (or commit to reinvest proceeds) within 18 months and, if so committed to be reinvested, so long as such reinvestment is actually completed within the later of 180 days after such commitment or 18 months after the receipt of such proceeds) and the Term Loan Facility.

Offer to Purchase upon Change of Control:	The Issuer will be required to make an offer to repurchase the Exchange Notes following the occurrence of a change of control (with “change of control” defined in a manner consistent with CommScope Precedent) at a price in cash equal to 101% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase, unless the Issuer shall redeem such Exchange Notes pursuant to the “Optional Redemption” section below.

Optional Redemption:	In the case of Exchange Notes held by an Initial Lender under the Bridge Facility or any affiliate of any Initial Lender (other than an Asset Management Affiliate (as defined below) and Exchange Notes acquired pursuant to bona fide open-market purchases from third parties or market-making activities as reasonably documented and identified as such by such Initial Lender), the Issuer may redeem such Exchange Notes in whole or in part at par plus accrued and unpaid interest at any time after the issuance thereof. The redemption provisions of the Exchange Notes will provide for non-ratable voluntary redemptions of Exchange Notes held by the Initial Lenders and their affiliates (other than Asset Management Affiliates and Exchange Notes acquired pursuant to bona fide open-market purchases from third parties or market making activities as reasonably documented and identified by such Initial Lender) at such prices for so long as such Exchange Notes are held by them.

Except as set forth below, Exchange Notes held by any party that is not an Initial Lender under the Bridge Facility and is not affiliated with any such Initial Lender (but including Exchange Notes held by bona fide investment funds and

D-II-2

entities that manage assets on behalf of unaffiliated third-parties (“Asset Management Affiliates”) and Exchange Notes acquired by any Initial Lender or any affiliate thereof pursuant to bona fide open-market purchases from third parties or market-making activities as reasonably documented and identified as such by such Initial Lender) will be non-callable until the third anniversary of the Closing Date. Thereafter, each such Exchange Note will be callable at par plus accrued and unpaid interest plus a premium equal to half of the coupon on such Exchange Note, which premium shall decline ratably on each subsequent anniversary of the Closing Date thereafter to zero at three years prior to maturity.

Prior to the third anniversary of the Closing Date, the Issuer may redeem such Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points.

Prior to the third anniversary of the Closing Date, the Issuer may redeem up to 40% of such Exchange Notes with proceeds from an equity offering at a price equal to par plus the coupon on such Exchange Notes; provided that at least the lesser of (i) 50% of the aggregate principal amount of the Exchange Notes then outstanding and (ii) $200 million aggregate principal amount of Exchange Notes remains outstanding after each such redemption (unless all such remaining Exchange Notes are redeemed substantially concurrently).

In connection with any offer to purchase all or any Exchange Notes (including a change of control offer and any tender offer), if not less than 90% of holders validly tender their Exchange Notes, the Issuer shall be entitled to redeem any remaining Exchange Notes at the price offered to each holder (the “90% Tender Condition”).

The optional redemption provisions will be otherwise customary for high yield debt securities and consistent with CommScope Precedent.

Defeasance and Discharge Provisions:	Customary for high yield debt securities and consistent with CommScope Precedent.

Modification:	Customary for high yield debt securities and consistent with CommScope Precedent.

D-II-3

Registration Rights:	None (144A-for-life).

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such Exchange Notes in compliance with applicable law and customary transfer restrictions for 144A debt securities to any third parties.

Covenants:	Customary for high yield debt securities and consistent with CommScope Precedent (including in respect of baskets and carveouts to such covenants); provided that, subject to the “market flex” provisions of the Fee Letter relating to the Exchange Notes, such covenants shall be no more restrictive than the corresponding covenants in the Bridge Facility. For the avoidance of doubt, (i) the covenant governing debt incurrence will provide that the Borrower will have the ability to incur debt pursuant to the credit facilities basket as set forth under “Incremental Term Loan Facility” in the Term Loan Facility Term Sheet or as otherwise permitted under the Term Loan Facility Documentation, (ii) there shall be no financial maintenance covenants and (iii) provisions related to Retained Asset Sale Proceeds shall be consistent with, and no less favorable to the Borrower than those set forth in, the Term Loan Facility Documentation.

Events of Default:	Customary for high yield debt securities and consistent with CommScope Precedent.

Governing Law and Forum:	State of New York.

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EXHIBIT E

Project Aspen

Summary of Additional Conditions

Capitalized terms used but not defined in this Exhibit E shall have the meanings set forth in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit E shall be determined by reference to the context in which it is used.

Subject in all respects to the Conditionality Provision, the initial borrowings under the Credit Facilities shall be subject to the following conditions:

1. Since the date of the Acquisition Agreement to the Effective Time (as defined in the Acquisition Agreement), there shall not have occurred any Effect (as defined in the Acquisition Agreement) that has had or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

2. The Acquisition shall have been consummated or, substantially concurrently with the initial borrowing under the Credit Facilities, shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement (whether, for the avoidance of doubt, by means of a “Scheme” or a “Takeover Offer” (in either case, as defined in the Acquisition Agreement in effect on the date hereof), and provided that for purposes of the foregoing, an Acquisition effected by means of a Takeover Offer shall be deemed to occur upon the Takeover Offer having been declared or become unconditional in all respects with respect to at least 90% of the Target’s equity interests) without giving effect to any modifications, amendments, consents or waivers thereto that, taken together, are material and adverse to the Lenders or the Joint Bookrunners without the prior consent of the Joint Bookrunners (which consent shall not be unreasonably withheld, delayed or conditioned), it being understood that any change to the definition of Company Material Adverse Effect contained in the Acquisition Agreement shall be deemed to be material and adverse to the Joint Bookrunners and that any amendment to the Acquisition Agreement to provide for a Takeover Offer shall not be deemed to be material and adverse to the Joint Bookrunners. The Joint Bookrunners hereby acknowledge that they are satisfied with the executed Acquisition Agreement, dated as of the date hereof, and the disclosure schedules and exhibits thereto. For purposes of the foregoing condition, it is hereby understood and agreed that any change in the purchase price (or amendment to the Acquisition Agreement related thereto) in connection with the Acquisition shall not be deemed to be material and adverse to the interests of the Lenders and the Joint Bookrunners; provided that (A) any reduction of the purchase price shall be allocated to a reduction in any amounts to be funded under the Bridge Facility and (B) an increase in purchase price shall not be deemed to be materially adverse to the Initial Lenders if such increase is not funded with indebtedness for borrowed money or disqualified stock of CommScope or any of its subsidiaries (other than any Upsized Facilities (as defined in the Fee Letter)); provided, that in each case, the Joint Bookrunners shall be deemed to have consented to such modification, amendment, consent or waiver unless they shall object thereto in writing within three business days of receipt of written notice of such modification, amendment, consent or waiver. Subject to the Conditionality Provision, the Specified Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects.

3. The Refinancing shall have been consummated substantially concurrently with the initial funding of the applicable Credit Facilities.

4. The Joint Bookrunners shall have received (a) audited consolidated balance sheets and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows of Parent as of the end of and for the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017 and for any other fiscal year ended at least 90 days prior to the Closing Date, (b) audited consolidated balance sheets and the related consolidated statements of income (loss), comprehensive income (loss), stockholders’ equity and cash flows of the Target as of and for the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017 and for any other fiscal year ended at least 90 days prior to the Closing Date, (c) unaudited consolidated balance sheets and the related consolidated statements of operations and comprehensive income (loss) and cash flows of Parent as of the end of and for any fiscal quarter ended at least 45 days prior to the Closing Date (other than the fourth quarter, in which case 90 days prior to the Closing Date) and (d) unaudited consolidated balance sheets and the related consolidated statements of operations, comprehensive income (loss) and cash flows of the Target as of the end of and for any fiscal quarter ended at least 45 days prior to the Closing Date (other than the fourth quarter, in which case 90 days prior to the Closing Date) (collectively, the “Financial Statements”). The Joint Bookrunners hereby acknowledge receipt of the financial statements in the foregoing clause (a) as of and for the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017, in the foregoing clause (b) as of and for the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017, in the foregoing clause (c) as of and for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018 and in the foregoing clause (d) as of and for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018.

5. The Joint Bookrunners shall have received a pro forma combined balance sheet and related pro forma combined statement of income of Parent and its consolidated subsidiaries as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period for which historical financial statements of Parent and the Target are provided pursuant to paragraph 4 above, prepared so as to give effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements) which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (the “Pro Forma Financial Statements”).

6. The Preferred Equity offering shall have been consummated substantially concurrently with the initial funding of the applicable Credit Facilities.

7. Subject in all respects to the Conditionality Provision, with respect to the Term Loan Facility and the ABL Facility only, all documents and instruments required to create and perfect the Term Administrative Agent’s and the ABL Administrative Agent’s respective security interests in the Collateral shall have been executed by Parent, CommScope the Borrower and the Guarantors, in accordance with the respective requirements set forth in Exhibit B and Exhibit C in the respective sections entitled “Security”, and delivered to the Term Administrative Agent and the ABL Administrative Agent, respectively, and, if applicable, shall be in proper form for filing.

8. The Initial Lenders shall have received at least three business days prior to the Closing Date all documentation and other information about Parent, CommScope and the Borrower as has been reasonably requested in writing at least ten business days prior to the Closing Date by such Initial Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

9. All fees required to be paid on the Closing Date pursuant to the Term Sheets and Fee Letter and reasonable, documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least five business days prior to the Closing Date (or such later date as the Borrower may reasonably agree) shall, upon the initial borrowing under the applicable Credit Facilities have been paid (which amounts may be offset against the proceeds of the applicable Credit Facilities).

10. Solely with respect to the Bridge Facility, the Borrower shall have used commercially reasonable efforts to (a) prepare a customary preliminary offering memorandum (the “Offering Document”) for the Notes suitable for use in a customary (for high yield debt securities consistent with CommScope Precedent and the Term Sheets, including the definitions included therein, as applicable) “high yield road show” relating to the Notes and in customary form for offering memoranda or private placement memoranda used in Rule 144A-for-life offerings of non-convertible debt securities and containing all information (other than a “description of notes” and other information customarily provided by the Investment Bank (as defined in the Fee Letter) or its counsel), including the Financial Statements and the Pro Forma Financial Statements and other financial data (other than financial statements and information required by Rule 3-03(e), 3-05 (other than the Financial Statements of the Target and other than to the extent required to ensure that the Offering Document would not contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading), 3-09, 3-10 or 3-16 of Regulation S-X, the compensation discussion and analysis or other information required by Item 402 of Regulation S-K or the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, financial statements or other financial data (including selected financial data) for any period earlier than the year ended December 31, 2015 and other information or financial data customarily excluded from a Rule 144A offering memorandum, and you shall have no obligation to provide (i) any financial information (other than the Financial Statements and Pro Forma Financial Statements) concerning you or the Target that you or the Target, as applicable, do not maintain in the ordinary course of business, (ii) any other information not reasonably available to you or the Target under your or its respective current reporting systems or (iii) information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by, you, the Target or any of your respective affiliates unless any such information referred to in clause (i), (ii) or (iii) above would be required to ensure that the Offering Document would not contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading), in each case, of the type and form that are customarily included in preliminary offering memoranda pursuant to Rule 144A promulgated under the Securities Act, and that would be necessary for the Investment Bank to receive “comfort” customary for senior high yield debt securities (including customary “negative assurance” comfort) from independent accountants of Parent and the Target in connection with the offering of the Notes and (b) afford the Investment Bank a period of at least 15 consecutive calendar days (or such shorter period as may be reasonably agreed by the Investment Bank) commencing on the date of delivery of the Offering Document or, if such Offering Document is delivered after 5:00 p.m. New York City time, commencing on the next calendar day (it being understood that the Offering Document may, at the election of the Borrower, be updated during such period with more recent information regarding Parent or the Target, including financial statements, related financial data and information related to the financial position, results of operations, cash flows and prospects of Parent or the Target, and in such event the 15-consecutive-calendar-day period shall not be deemed to have been tolled, recommenced or otherwise deemed not to be consecutive) to place the Notes with qualified purchasers thereof (the “Notes Marketing Period”); provided, however, that the Notes Marketing Period shall be deemed to have concluded if the offering of the Notes is consummated on any date during such 15-consecutive-calendar-day period (including by issuance into escrow); provided, further that (w) such 15-consecutive-calendar-day period shall not include November 21, 2018, November 22, 2018 or November 23, 2018 (which dates shall be excluded for purposes of calculating the consecutive nature and the number of days in such 15-consecutive-calendar-day period), (x) if such 15-consecutive-calendar-day period has not ended on or prior to December 19, 2018, then it will be deemed to not commence earlier than January 2, 2019, (y) if the Marketing Period has not ended on or before February 12, 2019, then it will be deemed not to commence earlier than the date on which the audited financial statements for the year ended December 31, 2018 for both Parent and Target have been filed with the SEC and (z) if such 15 consecutive calendar day period has not ended on or prior to August 16, 2019 then it will be deemed to not commence earlier than September 3, 2019. It is hereby agreed that the Borrower may notify the Lead Arrangers in writing that the Borrower reasonably believes that it has delivered the information required above for the commencement of the Notes Marketing Period and that such Notes Marketing Period has therefore commenced, and any such delivery of written notice shall be deemed to be conclusive evidence of the commencement of the Notes Marketing Period unless the Lead Arrangers reasonably object in writing (stating with specificity which information you have not delivered) within three business days of receipt of such notice.

ANNEX I to

EXHIBIT E

SOLVENCY CERTIFICATE

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned [chief financial officer][vice president of finance][other senior officer with similar title] of             , a                      (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1. This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section __ of the Credit Agreement, dated as of                     , among                      (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d) “Will be able to pay their Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Borrower and its subsidiaries taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

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(e) “Do not have Unreasonably Small Capital”

The Borrower and its subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Maturity Date. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Borrower and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

3. For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a) I have reviewed the financial statements (including the pro forma financial statements) referred to in Section __ of the Credit Agreement.

(b) I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c) As [chief financial officer][vice president of finance][other senior officer with similar title] of the Borrower, I am familiar with the financial condition of the Borrower and its subsidiaries.

4. Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value of the assets of the Borrower and its subsidiaries taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of the Borrower and its subsidiaries taken as a whole exceeds their Liabilities; (iii) the Borrower and its subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iv) the Borrower and its subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

* * *

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IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by its [chief financial officer][vice president of finance][other senior officer with similar title] as of the date first written above.

[ ]

By:
Name:
Title:

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